Exhibit 2.3

DATED 23 February 2021

QOMPLX LIMITED

AND

QOMPLX, INC.

AND

RPC TYCHE LLP

AND

MARRIOTT SINCLAIR LLP

AND

REYNOLDS PORTER CHAMBERLAIN LLP

AND

THE EQUITY PARTICIPANTS LISTED IN SCHEDULE 1

relating to the sale and purchase of the

business and assets owned by RPC Tyche LLP

KING & SPALDING

CONTENTS

1.	Definitions and Interpretation	1
	1.1 Definitions	1
	1.2 Interpretation	12
2.	SALE AND PURCHASE OF ASSETS	13
	2.1 Sale and Purchase	13
	2.2 Law of Property (Miscellaneous Provisions) Act 1994	14
	2.3 Excluded Assets	14
	2.4 Assignment of Intellectual Property Rights	14
	2.5 Disposal of Materials	14
	2.6 Simultaneous Sale of Assets	15
3.	CONSIDERATION	15
	3.1 Amount	15
	3.2 Allocation of Consideration to the Assets	15
	3.3 Accounts Receivable	15
	3.4 Reduction in the Consideration	16
4.	Guarantor SHARES and spac shares	17
	4.1 Allotment and issue of Guarantor Shares	17
	4.2 Allotment and issue of SPAC Shares	17
5.	CONDITIONS TO COMPLETION	18
	5.1 Conditional Completion	18
	5.2 Efforts to Satisfy the Financing Condition	18
	5.3 Notification of satisfaction or otherwise	18
	5.4 Waiver of the conditions	19
	5.5 Failure to satisfy the conditions	19
	5.6 Alternative Financing Condition	19
6.	PERIOD BETWEEN EXCHANGE AND COMPLETION	20
	6.1 General Obligations	20
	6.2 Restricted Activities	20
	6.3 Financing Transaction	22
	6.4 W&I Policy	23
	6.5 Access	24
7.	COMPLETION	24
	7.1 Date and Place of Completion	24
	7.2 Completion Matters	24
	7.3 Obligation to Complete	25
	7.4 Failure to Complete	25
	7.5 No rescission	25
8.	TITLE, RISK AND INSURANCE	25
	8.1 Title	25
	8.2 Risk and Insurance	25
9.	WARRANTIES AND INDEMNITIES	25
	9.1 Warranties	25
	9.2 Warranties not Affected by Completion	26
	9.3 Notice of Events	26
	9.4 No Recourse against Employees or Members	26
	9.5 Buyer’s Knowledge	26
	9.6 Knowledge, Information and Belief and Disclosure	26
	9.7 Separate and Independent Warranty	27
	9.8 Limitations	27

	9.9 Exceptions to Limitations	27
	9.10 Capital gains tax adjustment	27
10.	Buyer’s Warranties	31
	10.1 Buyer’s Warranties not Affected by Completion	31
	10.2 Separate and Independent Warranty	31
11.	TERMINATION RIGHTS	32
	11.1 Buyer’s Right to Terminate	32
	11.2 Effect of Termination	32
12.	the contracts	33
	12.1 Assignment of the Benefit of the Contracts	33
	12.2 Assignment Only With Consent or by Novation	33
13.	ASSUMED OBLIGATIONS	34
	13.1 Allocation of Liabilities	34
	13.2 Seller’s Obligations in Respect of Liabilities of the Business	34
14.	AMOUNTS DUE TO THE SELLER OR THE BUYER	34
	14.1 Monies or Items belonging to the Buyer or the Seller	34
15.	GUARANTEE	35
	15.1 Guarantee	35
	15.2 Sole Principal Obligor	35
	15.3 Default in Payment	35
	15.4 Enforcement by the Seller	35
16.	employees	35
	16.1 Transfer of Undertaking	35
	16.2 Obligations towards Employees	35
	16.3 Seller’s Undertakings	36
	16.4 Indemnity	36
	16.5 Employment Contracts not Disclosed	37
	16.6 US Employees	38
	16.7 Employer’s Liability Insurance	38
	16.8 Members	38
17.	VAT	38
	17.1 Transfer of a Going Concern	38
	17.2 VAT Records	38
	17.3 Supply by the Parties	39
	17.4 Repayment of VAT	39
	17.5 Position of Buyer	39
18.	post-completion matters	39
	18.1 Vesting or Delivery of Assets Following Completion	39
	18.2 Notification to Customers and Suppliers	40
	18.3 Change of Corporate Name, Domain Names and Logos	40
	18.4 Books and Records	40
19.	restrictions on the seller	40
	19.2 Covenants for the Benefit of the Buyer	41
	19.3 Exceptions to Restrictions	42
	19.4 Severance	42
20.	SELLERS’ REPRESENTATIVEs	42
	20.1 Appointment	42
	20.2 Provisions Relating to the Appointment	42
	20.3 Liability of Members’ Representatives	43

21.	Governing Law and Disputes	43
	21.1 Governing Law	43
	21.2 Resolution by the Courts	43
	21.3 Service of Process	43
	21.4 Consent to Enforcement	44
22.	miscellaneous provisions	44
	22.1 Announcements	44
	22.2 Confidentiality	44
	22.3 Late Payments and Default Interest	45
	22.4 Set-Off and Gross-up	46
	22.5 Assignments, Transfers and Subcontracting	46
	22.6 Further Assurance	47
	22.7 Costs	47
	22.8 Amendments	47
	22.9 No Waiver	47
	22.10 Language	47
	22.11 Entirety	48
	22.12 Several liability	48
	22.13 Liabilities, Rights and Remedies	48
	22.14 Time of the Essence	48
	22.15 Severance	49
	22.16 Notices	49
	22.17 Execution	50

Schedule 1	1
MEMBERS	1
Schedule 2	1
TAX ALLOCATION	2
Schedule 3	2
COMPLETION OBLIGATIONS	3
Schedule 4	3
SELLER WARRANTIES	4
Part 1	4
Part 2	4
Schedule 5	4
LIMITATIONS ON LIABILITY	5
Schedule 6	5
Part 1	6
Part 2	6
Schedule 7	6
BUSINESS INTELLECTUAL PROPERTY RIGHTS	7
Schedule 8	7
TAX COVENANT	8
Schedule 9	8
INDEPENDENT ACCOUNTANTS	9

Agreed Form Documents

Domain Name and Trade Mark Assignment

New Employment Agreements

Offer Letters

Contract novation template

Contract assignment notice template

Data Room index

THIS DEED is made on 23 February 2021

BETWEEN:

(1)	QOMPLX LIMITED a company incorporate in England and Wales with registered number 10893355 and whose registered office is at Clarendon House, 52 Cornmarket Street, Oxford, United Kingdom, OX1 3HJ (the Buyer);

(2)	QOMPLX, Inc. a corporation whose principal place of business is at 1775 Tysons Blvd Suite 800, Tysons, VA 22102, United States, or in the event of a merger under the Business Combination Agreement, the surviving entity (the Guarantor);

(3)	RPC TYCHE LLP incorporated under the laws of England and Wales with registered number OC398435, whose registered office is at 30th Floor, The Leadenhall Building, Leadenhall Street, London, England, EC3V 4AB (the Seller);

(4)	REYNOLDS PORTER CHAMBERLAIN LLP incorporated under the laws of England and Wales with registered number OC317402, whose registered office is at Tower Bridge House, St Katharine’s Way, London, England, E1W 1AA (RPC LLP);

(5)	MARRIOTT SINCLAIR LLP incorporated under the laws of England and Wales with registered number OC371313 whose registered office is at Tower Bridge House, St Katharine’s Way, London, England, E1W 1AA (MS LLP); and

(6)	THE EQUITY PARTICIPANTS whose names and addresses are set out in Schedule 1 (the Equity Participants).

RECITALS:

(A)	The Seller carries on the Business (as defined below) as a going concern.

(B)	The Seller has agreed to sell and the Buyer has agreed to buy the Assets and Business (each as defined below) with a view to carrying on the Business as a going concern in succession to the Seller and on the terms, and subject to, the conditions set out in this Agreement.

(C)	In consideration of the Seller entering into this Agreement, the Guarantor has agreed to guarantee the performance by the Buyer of its obligations under this Agreement.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Definitions

In this Agreement:

Accounts means the consolidated audited accounts of the Seller for the accounting reference period ended on the Accounts Date comprising a balance sheet, a profit and loss account, notes and auditors’ and directors’ reports and a cash flow statement;

Accounts Date means 30 April 2020;

Accounts Receivable means all invoiced sums (whether or not due and payable) owing to any member of the Seller Group at the Effective Time by trade and other debtors in respect of goods and services supplied or rights licensed by any member of the Seller Group in the ordinary and usual course of carrying on the Business before the Effective Time;

Accounts WIP Receivable means all unbilled or uninvoiced sums in respect of goods and services supplied or rights licensed by any member of the Seller Group before the Effective Time which will be billed or invoiced to customers in the ordinary and usual course of carrying on the Business after the Effective Time;

Acquired Rights Directive means the European Union Council Directive 2001/23/EC;

AFC Deadline Date shall have the meaning given in Clause 5.6.2(b);

Affiliate means any subsidiary or parent undertaking of a Party and any subsidiary of such parent undertaking, and Buyer’s Affiliate and Seller’s Affiliate shall be construed accordingly;

Agreed Form means, in relation to a document, the form of the document agreed by the Parties with such alterations as may be agreed in writing between the Parties from time to time for any reason including, to take account of any changes between the date of this Agreement and Completion;

Agreed Form Document means the Agreed Employment Terms, the Domain Name and Trade Mark Assignment, the Agreed Form Contract novation template and Contract assignment notice template and any other document in the Agreed Form;

Agreed Employment Terms means the New Employment Agreements and Offer Letters in the Agreed Form;

Agreement means this deed together with its Schedules;

Alternative Financing Condition means the raising of sufficient cash proceeds, whether directly or indirectly, by the Buyer (excluding by way of the Financing Transaction) to satisfy all of the Consideration, such proceeds to be used by the Buyer (subject to such direct or indirect financing arrangement or funds flow structure to be agreed between the Buyer and the relevant financing parties prior to Completion) to satisfy the Consideration in accordance with Clause 3.1.1;

Assets means all the assets, property and rights of any member of the Seller Group (including for the avoidance of doubt all of the assets property and rights owned by the US Subsidiary), which are to be sold by the Seller to the Buyer pursuant to this Agreement but excluding the Excluded Assets;

Assumed Obligations means all liabilities and obligations relating to or arising out of the Business and Assets but excluding the Excluded Liabilities;

Business means the business of financial services consultancy, non-financial services consultancy and associated software solutions as carried on by the Seller;

Business Combination Agreement means the business combination agreement to be entered into between the SPAC and the Guarantor, in accordance with the terms of which, inter alia, the Guarantor will be acquired by the SPAC on the Completion Date;

Business Day means a Day (other than a Saturday and a Sunday) on which banks generally are open for business in London, England and New York, United States;

Business Financing means:

(a)	the overdraft and loan facility between the Seller and Barclays plc;

(b)	all outstanding loan facilities between RPC LLP and RPC Tyche LLP from time to time; and

(c)	all amounts owing (whether or not due and payable) to the members of the Seller, including in respect of such member’s capital in the partnership and any profit and tax accounts,

(d)	all other borrowings and indebtedness of any member of the Seller Group (including between members of the Seller Group) including, without limitation, by way of acceptance credits, discounting or similar facilities, finance leases (within the meaning of UK GAAP), deferred consideration, derivative instruments, loan stocks, bonds, debentures, notes, debt or inventory financing, or sale and finance leaseback arrangements, overdrafts or other similar arrangements the purpose of which is to borrow money other than trade payables, accruals, operating leases comprised within the Leased Assets and used in the ordinary course of the Business and other payables arising in the ordinary course of business in connection with the Assets, but excluding any financing agreement(s) or outstanding balances:

(i)	between the Buyer and the Seller’s Group which is put in place between the date of this Agreement and Completion (for the avoidance of doubt, any such financing agreement shall be a Contract and shall be an Assumed Obligation); and

(ii)	between RPC France SAS, as borrower, and RPC Tyche LLP, as lender (for the avoidance of doubt, any such outstanding balance owed to the lender shall be an acquired asset (“Loan Asset”));

Business Information means all information, know-how and techniques (whether technical, commercial or financial, whether or not confidential and in whatever form or media held) which in any way, wholly or partly, relate to all or any part of the Business and the Assets or any products developed or in development, manufactured or sold, or services provided by, the Business, including:

(a)	any documentation, manuals, formulae, algorithms, designs, specifications, drawings, personally identifiable information, databases and data compilations, data, or instructions;

(b)	the operations, processes, procedures, plans, intention, management, administration or financial affairs of the Business (including any business plans, forecasts, information relating to future business development or planning and information relating to litigation or legal advice); or

(c)	all customer and vendor names and lists, sales and marketing information (including targets, sales and market share statistics, market surveys and reports on research and market opportunities, and product and service forecasts and costs).

Business Intellectual Property Rights means all Intellectual Property Rights owned by any member of the Seller Group including without limitation the Registered IP and the Unregistered IP;

Business Name means “Tyche” and any name, trade mark, service mark, trade name, identifying symbol, logo, emblem, sign, design, insignia, or device or other source identifier in or with which such name is or has been used by the Seller exclusively in connection with the Business (excluding the Seller’s Business Name), together with all such rights which the Seller has to use any and all such source identifying items in connection with the Business;

Buyer’s Solicitors means King & Spalding of 125 Old Broad Street, London, EC2N 1AR;

Buyer’s Warranties means the warranties given by the Buyer in Clause 10;

Cash means all petty cash and credit balances of the Seller in relation to the Business as at the Effective Time;

Cash Consideration means the amount of £72,250,000;

Claim means either of a Warranty Claim, a Fundamental Warranty Claim or a Tax Claim and Claims shall be construed accordingly;

Companies Act means the Companies Act 2006;

Completion means completion of the sale and purchase of the Assets, Business and Transferred Equity Interests in accordance with Clause 7;

Completion Date means (i) the date on which Completion is to occur as set out in the notice referred to in Clause 5.3 (following the Conditions having been satisfied in accordance with Clause 5.2 or waived in accordance with Clause 5.4); or (ii) the date to which Completion is deferred in accordance with Clause 5.5.2;

Conditions means the conditions set out in Clause 5;

Consideration means the Cash Consideration and Equity Consideration;

Contracts means all contracts, commitments, arrangements and obligations of any member of the Seller Group (including the IT Contracts and IP Licences) entered into, or made on or before the Effective Time which remain to be performed in whole or in part as at the Effective Time and which have been entered into by, or for the benefit of, a member of the Seller Group, or the benefit of which are held in trust for, or have been assigned or subcontracted to, the Seller but excluding the Excluded Contracts;

Coronavirus Relief Payment means any payment made as a result of a claim for relief or financial support under a Coronavirus Relief Scheme;

Coronavirus Relief Scheme means any scheme established by or under powers exercised by, or guaranteed by any governmental authority, body, agency or similar whether of the Republic of France or any other jurisdiction for the provision of financial support or relief of any kind whatsoever;

CTA 2010 means the Corporation Tax Act 2010;

CRTP Act means the Contracts (Rights of Third Parties) Act 1999;

Data Room means the documents referred to in the index of data room documents, in the Agreed Form, annexed to the Disclosure Letter;

Day means a period of 24 hours beginning and ending on 00.00 midnight;

Dollar Value means the total value (nominal and premium) of the SPAC Shares to be issued to each Equity Participant as set out in column 6 of Schedule 1;

Disclosure Letter means the letter dated the date of this Agreement from the Warrantors to the Buyer making certain disclosures against the Warranties;

Dispute means a dispute between the Parties under, arising out of, or in connection with this Agreement, including a dispute relating to any non-contractual obligations arising out of or in connection with this Agreement or any question regarding its existence, validity or termination;

Domain Name and Trade Mark Assignment means the assignment in the Agreed Form in respect of any domain names and trade marks forming part of the Business Intellectual Property Rights;

Effective Time means 11.59pm on the Completion Date;

Electronic Communications means an electronic communication as defined in the Electronic Communications Act;

Employees means those persons employed by any member of the Seller Group who are assigned permanently or spend a majority of their working time devoted to the Business immediately prior to the Effective Time, whether under a full-time, part-time or fixed term contract (and at the date of this Agreement consists of the Employees listed at Schedule 6 (Part 1) and for the avoidance of any doubt, excludes the members of the Seller);

Encumbrance means a charge, mortgage, pledge, lien, restriction, third party right or other encumbrance securing any obligation of any person or any other type of preferential arrangement (including title transfer and retention arrangements) having a similar effect;

Equity Consideration means the SPAC Shares to be issued in accordance with Clause 4.2.2;

Equity Participants means the persons listed in column 1 of Schedule 1;

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended;

Excluded Assets means the assets which are excluded from the sale and purchase pursuant to this Agreement, as set out in Clause 2.3;

Excluded Contracts means all Contracts relating to the Excluded Assets;

Excluded Liabilities means the following obligations and liabilities in respect of the Business and Assets, all obligations and liabilities in respect of:

(a)	the Contracts, to the extent that such obligations and liabilities have arisen before the Effective Time and any breach of contract or breach of duty under any such contract which are attributable to any act, neglect, omission or default of any member of the Seller Group, the US Subsidiary, or any of their employees, sub-contractors or agents before the Effective Time;

(b)	all outgoings and expenses, including National Insurance, PAYE and any amount which is VAT, where the tax point arises at or before the Effective Time;

(c)	all obligations and liabilities, whether incurred or payable before or after the Effective Time, in respect of the Excluded Assets;

(d)	any cash or other payments due under the LTIPs as a result of the Transaction or otherwise, or any transaction bonuses as a result of entry into this Agreement including any National Insurance and PAYE liabilities arising to the Seller as a result of such payments;

(e)	the employment or engagement, or termination of employment or engagement, of any individual by any member of the Seller Group prior to the Effective Time, including any Employee or, except to the extent required by applicable Law, Transferred Employee;

(f)	any Seller Benefit Scheme; and

(g)	the Business Financing.

Excluded Equity Interests means all securities or equities held by the Seller including but not limited to the US Subsidiary, other than the Transferred Equity Interests;

Financing Condition the satisfaction or waiver of all of the conditions set forth in the Business Combination Agreement;

Financing Transaction means the transaction contemplated by the Business Combination Agreement;

Fixed Assets means the fixed assets owned by the Seller Group as at the Effective Time;

French Employee means the Employee of RPC France SAS, [Redacted];

Fundamental Warranty Claim means a claim by the Buyer under the Fundamental Warranties pursuant to the terms of this Agreement and Fundamental Warranty Claims shall be construed accordingly;

Fundamental Warranty means those warranties at paragraphs 2.1 and 4.1.1 to 4.1.4 (inclusive) of Part 1 of Schedule 4 and Fundamental Warranties shall be construed accordingly;

GC Contract means the exclusivity and collaboration agreement dated 1 May 2018 between the Seller and Guy Carpenter & Company LLC;

Goodwill means the goodwill of the Seller in relation to the Business and the exclusive right of the Buyer, its successors in title and assignees to represent itself as carrying on the Business in succession to the Seller;

Guarantor Shares means common stock in the capital of the Guarantor to be issued and allotted to the recipients of the Guarantor Shares in accordance with Clause 4;

HMRC means the UK Tax Authority which is Her Majesty’s Revenue & Customs;

holding company of a company or corporation means any company or corporation of which the first-mentioned company or corporation is a subsidiary;

IA 1986 means the Insolvency Act 1986;

Independent Accountants means any of the ‘big 4’ accountants which are not, at the relevant time, acting as auditor for the Seller Group, the Buyer or the Guarantor;

Intellectual Property Rights means patents, rights to inventions, utility models, copyrights, works of authorship, trade marks, service marks, trade names, domain names, rights in trade dress or get-up, rights in goodwill, or rights to sue for passing off, unfair competition rights, rights in designs, rights in computer software, databases and data rights, mask rights, topography rights, moral rights, rights in confidential information (including know-how and trade secrets), technologies and any other intellectual property rights, in each case whether registered or unregistered and including all applications for and renewals or extensions of such rights;

IP Licences means all express licence, covenant, waiver, release, authorisation and permission agreements to which any member of the Seller Group is party and under which:

(a)	a member of the Seller Group uses or exploits Intellectual Property Rights owned by any third party in connection with the Business; and

(b)	a member of the Seller Group has licensed or agreed to license Business Intellectual Property Rights to, or otherwise permit the use of any Business Intellectual Property Rights or Business Information, by any third party;

IT Contracts means all contracts under which any third party (including source code deposit agents) provides, performs, licenses, leases, or subscribes any IT Services or IT System to a member of the Seller Group including leasing, hire purchase, licensing, maintenance, hosting, consultancy and services agreements;

IT Services means all services relating to the IT System or to any other aspect of the information technology or data processing or data transfer requirements of the Business, including maintenance and support, security, data back-up and disaster recovery, facilities management, source code deposit, bureau services, software development and support and consultancy and all related arrangements;

IT System means all computer hardware (including network and telecommunications equipment), software (including applications, software-enabled services, preparatory materials, specifications, user manuals, training guides and other related documentation). information technology services (including Cloud-based services, hosted services, software as a service and on-line services) and other information technology or data processing technology of whatsoever nature owned, used, leased, subscribed or licensed by or to a member of the Seller Group;

Laws means any applicable statute, law, enactment, ordinance, regulation or similar statute, enactment, ordinances, treaties, directives, rule, code, order, judgment, injunction, notice, decree, rule of law or legal process, regulatory policy, regulatory guidance, industry code or requirement issued, promulgated or entered into by any governmental entity, in each case as may be in force from time to time;

Leased Assets means any right, title or interest of a member of the Seller Group in respect of assets used by any member of the Seller Group which are leased, rented, hired, licenced or subject to a hire purchase arrangement (as applicable), in each case from a third party;

Listed Employees means the Employees listed in Part 1 of Schedule 6;

Long Stop Date means 31 August 2021, or such later date as the Parties may from time to time agree;

Losses means actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, and reasonable legal and other professional fees and expenses but excluding any loss of business or profits, or any indirect or consequential losses or any punitive or aggravated damages;

LTIPs means the long term incentive plans operated by the Seller or any other agreement, undertaking, arrangement or practice of a member of the Seller Group in relation to paying bonuses or other incentivisation arrangements;

LTIP Participant means any person who is a participant in the LTIP at Completion;

Management Accounts means the unaudited accounts of the Seller relating to the Business for the period commencing on the Day after the Accounts Date and ending on 31 December 2020 (comprising a balance sheet and profit and loss account) (a copy of which is attached to the Disclosure Letter);

Material Contract means: (i) any contract, agreement, arrangement or understanding between a member of the Seller Group and any customer or client of the Business; (ii) any IP Licence or IT Contract, and (iii) any co-development or development agreement relating to Intellectual Property Rights to which any member of the Seller Group is party;

Members means Alun Marriott, Jonathan Broughton, John Rowland, Chris Linley, Sam Worthington, James Norman, Tony Lovick, Gavin Dilley and Craig Hawthorne;

Minimum Amount means £12,500,000;

Month means a calendar month;

New Employment Agreements means the employment contracts to be entered into on the Completion Date between the Buyer and: (i) each of the Members, and (ii) each of the US Employees;

Offer Letters means the offer letters in the Agreed Form from the Buyer to the each of the Members and each of the US Employees;

Open Source Software means any software that is licensed, distributed or conveyed as “open source software”, “free software”, “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other software that is derived from or linked to such software or into which such software is incorporated or integrated or with which such software is combined or distributed, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org;

parent undertaking shall be construed in accordance with section 1162 and Schedule 7 of the Companies Act;

Party means, subject to any express contrary indication, a party to this Agreement;

Pension Scheme means the group personal pension plan with Aviva in place for Employees resident or ordinarily resident in the UK;

Proceedings means any suit, action or proceedings arising out of, or in connection with this Agreement;

Properties means the following properties held under licence by the Seller: (1) 30th Floor, the Leadenhall Building, 122 Leadenhall Street, London, EC3V 4AB, (2) 6th Floor, Room 621, 45 Moorfields, Moorgate, London, EC2Y 9AE, (3) Suits 4 & 5 The Mansion House, Chesterford Park, Little Chesterford, (4) 200 South Wacker Drive, Suite 3100, Chicago, IL 60606, (5) 21 Boulevard Houssmann, 75009 Paris and (6) Bastion Tower, Brussels;

Records means all books, records, documents and other materials containing or relating to Business Information or on which Business Information is recorded, in whatever form and however stored excluding any of the Seller’s Tax records;

Registered IP means all Intellectual Property Rights registered, in the process of registration or in relation to which an application has been made to register as at the Effective Time, and which are owned by a member of the Seller Group, as of the date of this Agreement as set out in Part 1 of Schedule 7

Restricted Territories means (a) the United Kingdom, France, the United States, the Channel Islands, the Isle of Man and the Republic of Ireland and (b) any other country in which any member of the Seller Group carries on the Business at Completion;

RPC France Accounts means the audited accounts of the Transferred Company for the accounting reference period ended on the RPC France Accounts Date;

RPC France Accounts Date means 30 April;

Seller Benefit Scheme means each employee benefit plan or scheme, including any retirement, welfare, fringe benefit, equity or equity-based, compensatory or other plan, policy or arrangement maintained by any member of the Seller Group for the benefit of any of their respective current or former employees, independent contractors, officers or directors, or with respect to which any member of the Seller Group has any liability, actual or contingent;

Seller’s Business Name means the name “RPC” and all rights associated with it, including the “RPC” trade mark or any trade mark incorporating or referencing “RPC” and any service marks, trade marks, trade names, identifying symbols, logos, emblems, signs or insignia containing or comprising the foregoing, including any name or mark confusingly similar to them but excluding any incorporation or reference to the Business Name in any of the foregoing;

Seller Cap has the meaning given in Clause 6.4.1;

Seller Group means the Seller, the Transferred Company and the US Subsidiary;

Service Document means a writ, application, claim, summons, petition, order, award, judgment or other document relating to any Proceedings;

SPAC means a blank cheque or shell company one of whose classes of common stock is listed on the NYSE or Nasdaq and which is formed for the purpose of effecting a business combination with one or more businesses and which has agreed to acquire the Guarantor;

SPAC Shares means the shares of common stock with a value (inclusive of premium) of $10 each in the capital of the SPAC to be issued and allotted to the Equity Participants in accordance with the terms of this Agreement;

subsidiary of a company or corporation means any company or corporation:

(a)	which is controlled, directly or indirectly, by the first-mentioned company or corporation; or

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly, by the first-mentioned company or corporation; or

(c)	which is a subsidiary of another subsidiary of the first-mentioned company or corporation,

and, for these purposes, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body;

Tax means all forms of tax and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, rates, withholdings or liabilities wherever chargeable and whether of the United Kingdom or any other jurisdiction and whenever and howsoever created or imposed, and any payment whatsoever which a person may be or become bound to make to any other person as a result of the operation of any Tax Statute or as a Tax payment (including, but not limited to any repayment of a Coronavirus Relief Payment collected via any Tax system, whether by Tax assessment or otherwise) and any penalty, fine, surcharge, interest, charges or costs relating to any of the forgoing or resulting from a failure to comply with the provisions of any Tax Statute;

Tax Authority means any taxing or other authority, body or official (whether within or outside the United Kingdom) competent to impose, administer or collect any form of taxation, levy, impost, duty, charge, contribution or withholding of any kind whether of the United Kingdom or elsewhere;

Tax Claim means a claim by the Buyer under the Tax Warranties or the Tax Covenant pursuant to the terms of this Agreement and Tax Claims shall be construed accordingly;

Tax Covenant means the tax covenant contained in Schedule 8;

Tax Statute means any directive, statute, enactment, law or regulation wheresoever enacted or issued, coming into force or entered into providing for or imposing any Tax and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

Tax Warranties means the warranties set out in Part 1 of Schedule 4 and Tax Warranty means any one of them;

Third Party Claims means, in relation to the Business or any Asset, all rights and claims of the Seller against any third parties subsisting at the Effective Time (including rights under, or in respect of, any warranty, term, condition, guarantee or indemnity, whether express or implied in favour of any Seller, and the benefit of any insurance or insurance claim attributable to any event occurring before the Effective Time) excluding any rights and claims against any Tax Authority;

Third Party Consent means a consent, or waiver required from any third party for the conveyance, transfer, assignment or novation in favour of the Buyer of any of the Assets in terms reasonably acceptable to the Buyer;

Transaction means the sale and purchase of the Business and the Assets on the terms of this Agreement;

Transferred Company means RPC France S.A.S. a company registered in the French Republic whose principal place of business is at 21, Boulevard Haussman, 75009, Paris, France;

Transferred Employees means the Employees who are listed at Schedule 6 (Part 1 (i)) who are employed by any member of the Seller Group and whose employment automatically transfers to the Buyer or one of its Affiliates by operation of TUPE as a consequence of the arrangements contained in this Agreement and whose contracts of employment shall have effect after Completion as if originally made with the Buyer as a result of the transfer of the Business pursuant to this Agreement;

Transferred Equity Interests means all of the issued and outstanding equity interests in the Transferred Company;

TUPE means the Transfer of Undertakings (Protection of Employment) Regulations 2006;

UK GAAP means generally accepted accounting practices applied in the United Kingdom, incorporating Statements of Standard Accounting Practice, Financial Reporting Standards and Urgent Issues Task Force Abstracts issued by the Accounting Standards Board Limited;

Unregistered IP means all the unregistered Business Intellectual Property Rights owned by a member of the Seller Group;

US Employees means the following employees of the US Subsidiary: (i) [Redacted]; (ii) [Redacted], and (iii) [Redacted];

US Subsidiary means RPC Tyche LLC whose principal place of business is at 200 South Wacker Drive, Suite 3100, Chicago IL 60606;

VAT means value added tax chargeable under or pursuant to VATA 1994 or the EC Council Directive 2006/112/EC on the common system of value added tax or any equivalent tax, duty, levy or charge in any other jurisdiction;

VATA 1994 means the Value Added Tax Act 1994;

VAT Records means all records relating to the Business which are required to be preserved under section 49 of VATA 1994, paragraph 6 of Schedule 10 to VATA 1994 or regulation 6 of the VAT Regulations;

VAT Regulations means the Value Added Tax Regulations 1995 (S.I. 1995/2518);

Warranty Claim means a claim by the Buyer under the Warranties, other than the Fundamental Warranties or the Tax Warranties, pursuant to the terms of this Agreement and Warranty Claims shall be construed accordingly;

Warranties means the warranties given by the Seller and the Warrantors in Clause 9.1 and Schedule 4;

Warrantors means: (i) the Seller; (ii) RPC LLP, and (iii) MS LLP;

W&I Insurer means a reputable UK warranty and indemnity insurance provider participating in the W&I Policy; and

W&I Policy means the warranty and indemnity policy intended to be entered into between the Buyer and the W&I Insurer on or prior to Completion, in accordance with the terms of this Agreement.

1.2	Interpretation

1.2.1	In this Agreement, subject to any express contrary indication:

(a)	words (including the definitions in Clause 1.1) importing the singular shall include the plural and vice versa;

(b)	any reference to any gender shall include the other genders;

(c)	any reference to a person shall be construed as including:

(i)	any person, firm, company, corporation, society, trust, foundation, government, state or agency of a state or any association or partnership (in each case whether or not having separate legal personality) of any two or more of these;

(ii)	a reference to the successors, permitted transferees and permitted assignees of any of the persons referred to in Clause 1.2.1(c)(i) above;

(d)	any reference to this Agreement or any other agreement or document shall be construed as a reference to that agreement or document as it may have been, or may from time to time be, amended, varied, novated, replaced or supplemented;

(e)	any reference to a Clause shall be construed as a reference to a clause of this Agreement;

(f)	the rule known as the ejusdem generis rule shall not apply and accordingly:

(i)	general words introduced by the word other shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and

(ii)	any phrase introduced by the words include, including or in particular or any similar words or expression shall be construed as illustrative and shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(g)	any references to in writing shall include any modes of reproducing words in a legible and non-transitory form;

(h)	the phrases to the extent and to the extent that are used to indicate an element of degree and are not synonymous with the word if;

(i)	any reference to a paragraph shall be construed as a reference to a paragraph of the Schedule in which such reference appears;

(j)	any reference to a Part shall be construed as a reference to a part of the Schedule in which such reference appears;

(k)	any reference to a Schedule shall be construed as a reference to a schedule to this Agreement;

(l)	any reference to a statute or enactment shall be construed as a reference to it as it may have been, or may from time to time be, (with or without modification) amended or re-enacted;

(m)	any reference to a time of Day shall be construed as a reference to London time and all periods of time (namely, a Day, Month and year) shall be calculated by reference to London time;

(n)	any reference to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official, or any legal concept or thing shall in respect of any jurisdiction (other than England) be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(o)	any express obligation or liability of a Party to ensure or procure the performance of any obligation by any other person shall not be reduced, discharged or otherwise adversely affected by any act, omission, matter or thing which would have discharged or affected the liability of that Party had it been a principal obligor or by anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge that party or otherwise reduce or extinguish its liability under this Agreement; and

(p)	a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 1122 of CTA 2010.

1.2.2	The table of contents and all headings in this Agreement are for ease of reference only and shall not affect the interpretation of this Agreement.

1.2.3	If any provisions of the Schedules at any time conflict with any of the other provisions of this Agreement (not contained in the Schedules), the provisions of this Agreement (not contained in the Schedules) shall prevail.

2.	SALE AND PURCHASE OF ASSETS

2.1	Sale and Purchase

2.1.1	Subject to the terms of this Agreement, the Seller shall and shall procure that the US Subsidiary shall, sell, assign and convey, and the Buyer, with a view to carrying on the Business as a going concern, shall buy, receive and accept the Assets listed in Clause 2.1.2 and assume the Assumed Obligations with effect from the Effective Time.

2.1.2	The Assets shall comprise:

(a)	the Accounts Receivable excluding any part thereof representing VAT for which the Seller (or any of its Affiliates) is required to account to the relevant Tax Authority);

(b)	the Accounts WIP Receivable;

(c)	the Business Intellectual Property Rights;

(d)	the benefit of the Contracts;

(e)	the Leased Assets;

(f)	the Goodwill;

(g)	the Business Name;

(h)	the Fixed Assets;

(i)	the IT System and the IT Services;

(j)	the Third Party Claims;

(k)	the Transferred Equity Interests;

(l)	all right, title and interest of the Seller in:

(i)	the Business Information; and

(ii)	the Records; and

(m)	any other assets, property and rights owned by the Seller (wherever situated) and used in connection with the Business as at the Effective Time.

2.1.3	Subject to Clause 2.4, the Seller covenants with the Buyer that it shall sell and transfer the Assets with full title guarantee to the Buyer (except, in respect of the Business Intellectual Property Rights, for IP Licences granted in the ordinary course of business and as disclosed in the Data Room and the IT Contracts) free from Encumbrances on the terms set out in this Agreement.

2.2	Law of Property (Miscellaneous Provisions) Act 1994

Part 1 of the Law of Property (Miscellaneous Provisions) Act 1994 shall not apply for the purposes of this Agreement.

2.3	Excluded Assets

The following assets (Excluded Assets) shall be excluded from the sale and purchase pursuant to this Agreement:

(a)	the Cash;

(b)	the Seller’s Business Name;

(c)	the benefit of any insurance or any insurance claim and repayments arising on or prior to the Effective Time in relation to the Business;

(d)	any refund, repayment, credit in respect of or relief from Tax to which the Seller is entitled, whether or not due at Completion;

(e)	any Business Financing;

(f)	the Properties and any other legal or beneficial interest of any member of the Seller Group in real property wheresoever situated and any contracts, or agreements in relation thereto; and

(g)	the Excluded Equity Interests.

2.4	Assignment of Intellectual Property Rights

Clause 2.1 shall operate as an assignment of any Business Intellectual Property Rights owned by Seller, which are not the subject of a registration or an application for registration with effect from Completion. Any Registered IP owned by Seller shall be assigned to the Buyer by way of the Domain Name and Trade Mark Assignment.

2.5	Disposal of Materials

In the event that any materials (including promotional materials, on-line content and packaging), which are delivered or supplied to the Buyer pursuant to this Agreement, bear the Seller’s Business Name or any other mark used by the Seller not forming part of the Business Name or the Business Intellectual Property Rights (collectively the “Seller’s Retained Marks”), the Seller shall grant the Buyer a non-exclusive, non-transferable, non-sublicensable licence (other than to Affiliates) to use the Seller’s Retained Marks on or with the materials exclusively in connection with the Business for a period of six Months starting from the Effective Time, after which point in time the Buyer shall cease to use the Seller’s Retained Marks and shall use reasonable endeavours to procure the destruction of any such materials or remove from or obfuscate Seller’s Retained Marks for such materials which remain in the Buyer’s possession. The Buyer shall indemnify the Seller from and against any Losses suffered by the Seller as a result of the Buyer’s use of the Seller’s Retained Marks if such use is not consistent with use of the Seller’s Retained Marks by the Business in the 12 Months immediately preceding the Completion Date.

2.6	Simultaneous Sale of Assets

The Buyer is not obliged to complete the purchase of any of the Assets unless the sale of all of the Assets is completed simultaneously, or in the case of the Business Intellectual Property Rights, all assignments and transfers relating to the transfer to the Buyer of all rights, title and interest held by Seller in and to the Business Intellectual Property Rights become binding simultaneously.

3.	CONSIDERATION

3.1	Amount

3.1.1	The total consideration payable by the Buyer for the purchase of the Assets shall be the Cash Consideration and the Equity Consideration (exclusive of any VAT).

3.1.2	On Completion, the Buyer shall pay the Cash Consideration to the Seller in accordance with Clause 7.2(b)(ii).

3.1.3	The Equity Consideration shall be satisfied by the allotment and issue of the SPAC Shares to the Equity Participants in accordance with Clause 4.2.

3.2	Allocation of Consideration to the Assets

3.2.1	The Consideration shall be allocated between the Assets in accordance with Schedule 2.

3.3	Accounts Receivable

3.3.1	Not more than 7 Business Days following Completion, the Seller shall provide to the Buyer (i) the name and address of each debtor comprising the Accounts Receivable, the amount owing to the Seller by such debtor and the date on which the Accounts Receivable became due and payable together and (ii) the name and address of each account balance comprising the Accounts WIP Receivable by reference to the balance recognised by project, total project (contracted) income, billings to date, expected dates for delivery, name of the project lead, and such other details in each case which the Buyer may reasonably require in relation to the manner in which the Accounts Receivable were collected during the period of 6 Months ending at Completion (“AR Statement”).

3.3.2	Subject to Clause 3.3.3, the Buyer shall use all reasonable endeavours to collect and invoice the Accounts Receivable and Accounts WIP Receivable and shall take all steps which would be consistent with the Seller’s normal debt collection and invoicing practices in the 6 Months prior to Completion and in accordance with the principles set out in this Clause 3.3.

3.3.3	The Buyer shall not be required to take or threaten legal proceedings to recover the Accounts Receivable or Accounts WIP Receivable, or to terminate any supplies to the relevant debtor, or to apply any of its own money to settle any Accounts Receivable or Accounts WIP Receivable, or to take any step which is inconsistent with the Seller’s normal debt collection or invoicing practices as at Completion.

3.3.4	On the date that is 12 Months following the Completion Date (the “Collection Period”), the Buyer shall provide to the Seller a written statement of account of all Accounts Receivable and Accounts WIP Receivable collected by the Buyer during the Collection Period (the “Draft Statement”), identifying any shortfall in collection between the Accounts Receivable and Accounts WIP Receivable identified in the AR Statement and the amount actually received by the Buyer in the Collection Period (but in each case disregarding any part thereof representing VAT for which the Seller (or any of its Affiliates) is required to account to the relevant Tax Authority) (“Shortfall Amount”).

3.3.5	From the date of receiving the Draft Statement, the Seller shall have 15 Business Days (the “Review Period”) in which to review the Draft Statement and to agree the Shortfall Amount with the Buyer (each acting reasonably and such agreed amount to be confirmed in writing), during which time the Buyer shall promptly: (i) provide such information and access to documentation which the Seller may reasonably require in order to review and understand the basis of the preparation of the Draft Statement; and (ii) provide reasonable evidence of its compliance with its obligations under Clause 3.3.2 and other details which the Seller may reasonably require in relation to the manner in which the Accounts Receivable were collected and/or invoiced by the Buyer during the Collection Period.

3.3.6	If at the end of the Review Period, the Buyer and the Seller have been unable to agree the Shortfall Amount (each acting in good faith and reasonably) they may jointly agree to extend the Review Period by up to 30 Days in order to resolve the dispute (the “Extended Review Period”).

3.3.7	If at the end of the Extended Review Period (or any time prior, if mutually agreed by the Buyer and the Seller) the Buyer and the Seller have been unable to agree the Shortfall Amount, the dispute shall be referred to the Independent Accountants for determination in accordance with Schedule 9.

3.3.8	The Seller covenants to pay an amount equal to the Shortfall Amount to the Buyer within 5 Business Days of the Shortfall Amount being agreed by the Buyer and Seller in accordance with Clauses 3.3.5 and 3.3.6 or determined by the Independent Accountant in accordance with Clause 3.3.7.

3.3.9	In the event that, following payment of the Shortfall Amount in accordance with Clause 3.3.8, amounts are received by the Buyer within 24 Months of the Collection Period from the relevant debtors of the Accounts Receivable and the Accounts WIP Receivable and such amounts are expressly stated to be in satisfaction of the amounts identified in the AR Statement otherwise, such amounts shall be applied to satisfy the oldest outstanding amounts first, the Buyer shall: (i) hold such amounts on trust for the Seller; and (ii) promptly pay such amounts received to the Seller, provided that the Buyer shall cease to have any obligations under this Clause 3.3.9 when the Seller has been paid an amount equal to the Shortfall Amount.

3.3.10	If the Buyer receives any amount in respect of the Accounts Receivable or Accounts WIP Receivable which represents VAT for which the Seller (or any of its Affiliates) is required to account to the relevant Tax Authority, then the Buyer shall as soon as reasonably practicable after that receipt pay an amount equal to the amount so received to the Seller.

3.4	Reduction in the Consideration

Any amount paid by the Seller in respect of a breach of any of the Warranties, the Fundamental Warranties, the Tax Warranties, under Clause 16.4, or under the Tax Covenant shall (and shall be deemed to) give rise to a corresponding reduction in the Consideration. If and to the extent that the reduction in question is properly attributable to one of the Assets in particular, then that reduction shall be treated as an adjustment to the Consideration apportioned to that Asset.

4.	Guarantor SHARES and spac shares

4.1	Allotment and issue of Guarantor Shares

4.1.1	On or before the Completion Date and subject to Clauses 4.1.2 to 4.1.6, the Guarantor shall allot and issue such number of Guarantor Shares as will result in the Equity Participants receiving the number of SPAC Shares set out in Schedule 1.

4.1.2	The Guarantor Shares shall be issued and allotted to the Equity Participants free from all Encumbrances, (subject to Clause 4.1.4) with full title guarantee and shall be issued credited as fully paid up.

4.1.3	No share certificate or title document shall be issued to the Equity Participants in respect of the Guarantor Shares and the Guarantor Shareholders shall hold the beneficial ownership of the Guarantor Shares for the benefit of the Guarantor.

4.1.4	In the event that Completion does not occur in accordance with the terms of Clause 7 and this Agreement is terminated, the Equity Participants shall each transfer such Guarantor Shares as have been issued to each of them, to the Guarantor or its nominee at the Guarantor’s direction (subject to applicable Law, in whatever manner prescribed by the Guarantor in writing at the time) for nil consideration.

4.1.5	Each Equity Participant irrevocably appoints the Guarantor as his attorney to sign such documents as are necessary exclusively to effect the transfer of the Guarantor Shares to the Guarantor on his or her behalf in accordance with Clause 4.1.4.

4.1.6	Each of the Guarantor Shares shall be allotted and issued by the Guarantor credited as fully paid. The Guarantor warrants that it has or shall have all power, authority and capacity to issue the Guarantor Shares to the Equity Participants free from any Encumbrance.

4.2	Allotment and issue of SPAC Shares

4.2.1	On Completion, pursuant to the terms of the Business Combination Agreement and notwithstanding the number or value of the Guarantor Shares issued to each Equity Participant pursuant to Clause 4.1.1, the Guarantor Shares held by each Equity Participant will be exchanged for such number of SPAC Shares as are set out in column 4 of Schedule 1 next to each Equity Participant’s name.

4.2.2	The SPAC Shares shall be issued and allotted to the Equity Participants by the SPAC free from all Encumbrances (subject to the Investors’ Rights Agreement/lock-in agreements referred to in Clause 4.2.4 and applicable Law), with full title guarantee and shall be issued credited as fully paid up.

4.2.3	The Guarantor covenants and undertakes with each Equity Participant that the SPAC Shares issued to the Equity Participants shall rank pari passu in all respects with, and shall have the same rights as, each other shareholder in the Guarantor who shall receive SPAC Shares pursuant to the terms of the Business Combination Agreement, including in respect of the right to receive in full all dividends and other distributions declared after the date of issuance and allotment of the SPAC Shares and in respect of the par and premium value of such SPAC Shares.

4.2.4	Each Equity Participant severally covenants with the Guarantor that, upon Completion, he or she shall execute and deliver to the Guarantor: (i) an investor rights agreement in the form attached to the Business Combination Agreement (the Investors’ Rights Agreement); and (ii) a customary lock-in agreement providing that he or she will agree not to sell or otherwise transfer or dispose of the SPAC Shares for the period of time specified therein (such term to be market standard and, in any event, not exceeding 12 Months), in each case in such form to be agreed by the Guarantor and the Buyer, provided that, in connection with such agreements, the terms applicable to the Equity Participants shall be the same as those applicable to each other shareholder in the Guarantor who shall receive SPAC Shares pursuant to the terms of the Business Combination Agreement and where any other person(s) negotiates or agrees more favourable terms in respect of such agreements, the Equity Participants shall be entitled to receive the same or most-favourable terms.

5.	CONDITIONS TO COMPLETION

5.1	Conditional Completion

Completion is conditional on:

(a)	the satisfaction of the Financing Condition; or

(b)	in accordance with Clause 5.6, the satisfaction of the Alternative Financing Condition,

provided that each of the Financing Condition and the Alternative Financing Condition may be waived in accordance with Clause 5.4.

5.2	Efforts to Satisfy the Financing Condition

5.2.1	Save in respect of the Alternative Financing Condition to which Clause 5.6 applies, the Buyer and the Guarantor shall each use its reasonable endeavours to agree and execute the Business Combination Agreement and, following such execution, its best endeavours to procure satisfaction of the Financing Condition as soon as possible following the date of this Agreement and in any case prior to the Long Stop Date.

5.2.2	The Seller shall cooperate with and provide its reasonable assistance to the Buyer as may be reasonably requested by the Buyer in order to achieve satisfaction of the Financing Condition as soon as possible and in any case before the Long Stop Date.

5.2.3	The Buyer and the Guarantor shall cooperate with and provide reasonable information and documentation to the Seller with regards to the progress and detail of the Financing Transaction, including but not limited to providing the Seller with a copy of the Business Combination Agreement (both a reasonably advanced draft and also an executed copy) and providing a reasonably detailed monthly update on the progress of the Financing Transaction to the Seller’s Representatives (to include where such information is then available the approximate number of investors committed and the approximate size of their contribution in aggregate to the Financing Transaction).

5.3	Notification of satisfaction or otherwise

If at any time the Buyer or the Guarantor becomes aware:

(a)	of a fact or circumstance which might prevent the Financing Condition or the Alternative Financing Condition (as applicable) from being satisfied; or

(b)	that the Financing Condition or the Alternative Financing Condition (as applicable) has been satisfied (in which case, they shall provide such reasonable evidence as the Seller may reasonably request to satisfy itself that such Financing Condition has, in fact, been satisfied), the relevant party shall immediately notify the Seller in writing, such notice to include, in the case of (b) the details of the Completion Date (to be a date as soon as reasonably practicable and in any event not more than 5 Business Days from the date of such notice). The Parties intend for Completion to occur substantially concurrently with the consummation of the Financing Transaction.

5.4	Waiver of the conditions

The Financing Condition or the Alternative Financing Condition (as applicable) may be waived with the mutual written consent of the Buyer and the Seller.

5.5	Failure to satisfy the conditions

5.5.1	Subject to Clause 5.5.2, if the Financing Condition or the Alternative Financing Condition (as applicable), has not been satisfied or waived by 2 pm on the later of the Long Stop Date and the AFC Deadline Date, then, save for the Surviving Provisions, this Agreement shall automatically terminate at 2 pm on the Long Stop Date or the AFC Deadline Date (as applicable) but neither the termination of those provisions nor their ceasing to have effect shall affect any accrued rights or liabilities of any party in respect of damages for non-performance of any obligation under this Agreement falling due for performance prior to such termination.

5.5.2	At any time prior to the automatic termination of this Agreement in accordance with Clause 5.5.1, the Seller and the Buyer may agree in writing to extend the Long Stop Date to a date not more than 20 Business Days following the original Long Stop Date, which date shall then become the Long Stop Date for the purposes of this Agreement and provided that the Long Stop Date may only be extended once.

5.6	Alternative Financing Condition

5.6.1	In the event that the Financing Condition is not satisfied (or becomes, or is reasonably likely to become, incapable of satisfaction) on or prior to the Long Stop Date and the Buyer notifies the Seller in accordance with Clause 5.3(a) (the date of such notification being, the “Notification Date”), the Buyer and the Guarantor shall each propose, in sufficient detail for the Seller to make an assessment of its terms, the form and structure of a transaction (together with any proposed amendments to this Agreement, or any other agreement contemplated by this Agreement, that are necessary to give effect to the Alternative Financing Condition) which would be used to satisfy the Alternative Financing Condition (the “Proposal”) as soon as reasonably possible and, in any event, within 15 Business Days of the Notification Date.

5.6.2	If:

(a)	the Buyer fails to notify the Seller of its Proposal in accordance with Clause 5.6.1; or

(b)	within 20 Business Days of receipt by the Seller of the Proposal (the last date in such period being, the AFC Deadline Date), the Buyer (and the Guarantor, if applicable) and the Seller are unable to agree the terms of the Proposal and any consequent amendments to this Agreement (including in respect of the form or quantum of consideration), then, (i) the Buyer (and the Guarantor, if applicable) and the Seller may agree in writing to extend the AFC Deadline Date until such later date as may be agreed between them (in which case reference to the AFC Deadline Date shall be references to such extended date), or (ii) on or after the AFC Deadline Date either the Buyer or the Seller may terminate this Agreement on written notice to the other.

6.	PERIOD BETWEEN EXCHANGE AND COMPLETION

6.1	General Obligations

The Seller undertakes to and covenants with the Buyer that, between the date of this Agreement and Completion, except with the prior written consent of the Buyer, the Business shall be operated only in the usual and ordinary course in accordance with all applicable legal requirements and so as to maintain it as a going concern with a view to profit. Any consent to be provided by the Buyer in accordance with this Clause 6.1 or Clause 6.2, shall not be unreasonably withheld, delayed or conditioned and if the Buyer has not confirmed nor denied consent within 48 hours of having received such request it shall be deemed to have granted such consent.

6.2	Restricted Activities

In particular, and without limitation to Clause 6.1, the Seller undertakes to and covenants with the Buyer that it shall not, between the date of this Agreement and Completion, (except with the prior written consent of the Buyer) do, suffer or permit to be done or agree to any of the following:

(a)	transferring, selling, granting an option over, or otherwise disposing of, or agreeing to transfer, sell, grant an option over or dispose of any part of the Business (or any interest in it);

(b)	disposing of, or agreeing to dispose of, any Asset (or any interest in such Asset) having a book value greater than £50,000 and other than on normal arm’s length terms;

(c)	purchasing or agreeing to purchase any material asset having a book value greater than £50,000 for use in the Business;

(d)	incurring or agreeing to incur any material liability or granting or terminating any rights in respect of any material Assets;

(e)	making a material change in the nature of the Business or the manner in which it is carried on, or ceasing to carry on the Business or any part of it;

(f)	altering the provisions of the Memorandum and Articles of Association (or equivalent) of the Transferred Company;

(g)	in relation to the Transferred Company, passing any resolution by any of its shareholders or any class of its shareholders, or paying or declaring any dividend or distribution;

(h)	creating, granting, issuing, repaying or redeeming any Encumbrance over the share capital of the Transferred Company or agreeing to do the same;

(i)	creating, allotting, issuing, repurchasing or cancelling any of the share or other securities convertible into shares in the Transferred Company, or agreeing to do the same or granting or agreeing to grant any option in that respect;

(j)	entering into any material, unusual or abnormal agreement or commitment, or any other agreement or commitment outside the ordinary course of business; for the purposes of this sub-clause (j) any agreement which generates a revenue or requires expenditure in excess of £100,000 per annum shall be deemed material;

(k)	entering into any commitment requiring capital expenditure in excess of an aggregate of £100,000;

(l)	creating, granting, issuing, repaying or redeeming or agreeing to create, grant, issue, repay or redeem any Encumbrance over any Assets;

(m)	entering into any lease, hire purchase or other agreement or arrangement for payment on deferred terms other than for fixed assets with an individual value of less than £20,000 or less than £100,000 in aggregate;

(n)	other than in the ordinary course of business, materially altering or agreeing to materially alter or terminating or agreeing to terminate any Material Contract;

(o)	giving or agreeing to give any guarantee, indemnity or other agreement to secure, or incurring any financial or other obligation in respect of another person’s obligations (save in respect of a member of the Seller’s Group other than the US Subsidiary);

(p)	taking any steps to procure payment by any debtor not in the ordinary course of business and materially deviating from the standard practice of the Business or materially delaying the invoicing of any unbilled services performed by or on behalf of the Seller in respect of the Business, or materially changing the Seller Group’s revenue recognition policy with regard to project work;

(q)	materially delaying payment to the creditors of the Business or materially changing the policy of the Business in relation to the payment of its creditors generally beyond the date on which payment of the relevant debt should be paid in accordance with the credit period authorised by the relevant creditors;

(r)	materially amending or agreeing to materially amend the terms of borrowing or indebtedness of the Business otherwise than in the ordinary course of business (excluding the Business Financing);

(s)	in relation to any Employee of the Business:

(i)	materially altering or agreeing to materially alter the terms and conditions of employment of any Employee;

(ii)	dismissing or giving notice of dismissal to remove, de-ploy or make redundant any Employee otherwise than in the ordinary course of business;

(iii)	amending or discontinuing (in whole or in part) any benefit schemes of the Business or which is in force in respect of any Employee or introducing any new benefit schemes in respect of any Employee;

(iv)	inducing or endeavouring to induce any Employee to terminate his or her employment; or

(v)	entering into or amending any existing agreement with any trade union;

(t)	save in respect of any offers of employment which have been made as at the date of this Agreement and of which the Buyer is aware, appointing or employing or agreeing or offering to appoint or employ any employee, contractor or person in accordance with the proposals provided to the Buyer prior to the date of this Agreement with an annual salary of £75,000 or more, or more than 20 employees or persons in each case with an annual salary of less than £75,000 who are or would be assigned to the Business for the purposes of TUPE other than the Transferred Employees;

(u)	save for debt collection in the ordinary course of business commencing, compromising, settling or ceasing to defend any litigation or arbitration proceedings;

(v)	granting, modifying (save where such modifications would result in a change which is wholly immaterial in the reasonable opinion of the Seller when taken in the context of the relevant agreement, licence or terms) or agreeing to terminate any rights or entering into any agreement relating to the Business Intellectual Property Rights or the IP Licences or otherwise permitting any of the Business Intellectual Property Rights to lapse, go abandoned, expire, or enter the public domain; or

(w)	settling any insurance claim materially below the original amount claimed, deliberately doing, or omitting to do anything, the doing or omission of which would or might make any insurance policies which relate to the Business void or voidable, or which might entitle any of the insurers under any such insurance policies to refuse cover in relation to any claim.

6.3	Financing Transaction

6.3.1	Prior to Completion, the Seller shall use reasonable endeavours to provide to the Buyer, on written request and at the Buyer’s sole cost and expense, such cooperation and information that may be reasonably requested by the Buyer in connection with the arrangement of the Financing Transaction, which cooperation may consist of the following:

(a)	reasonable and customary assistance with marketing efforts and diligence related to the Financing Transaction;

(b)	at least 15 Business Days prior to the Completion Date, delivery to the Buyer of documentation and other information reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations;

(c)	furnishing the Buyer with the financial statements of the Seller for the prior 3 years as may be reasonably required for the Financing Transaction and such other customary information of the Seller and the Transferred Company as the Buyer shall reasonably request and, upon written request from the Buyer in respect of a particular matter or piece of information, using reasonable efforts, to update such information as necessary to ensure such information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading;

(d)	providing reasonable and customary assistance to the Buyer in the preparation by the Buyer of offering documents, prospectuses, registration statements, syndication documents and materials, including bank information memoranda (confidential and public), private placement memoranda, offering memoranda, ratings agency presentations and similar documents in connection with the Financing Transaction (including pro forma financial information), (using reasonable efforts (which for the avoidance of doubt shall include engaging such independent auditors from time to time) to cause its independent auditors to cooperate with the Financing Transaction consistent with their customary practice);

(e)	participating in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice;

(f)	subject to occurrence of Completion, causing the taking of corporate actions reasonably necessary to permit the completion of the Financing Transaction; and

(g)	otherwise reasonably cooperating in the Buyer’s efforts to consummate the Financing Transaction

6.3.2	Notwithstanding anything in this Clause 6 to the contrary, neither the Seller, the Warrantors, the Equity Participants nor the Transferred Company shall be required to (A) pay any commitment fee or similar fee or incur any liability (or cause their respective managers, members, officers or employees to incur any liability, in each case, in connection with the Financing Transaction prior to Completion), (B) approve or enter into any agreement or binding commitment with the Buyer or Guarantor in connection with the Financing Transaction prior to Completion, (C) provide (or to have any of their respective representatives provide) any certificates, opinions or representations, in each case, with respect to or in connection with the Financing Transaction prior to Completion (other than the assistance described in Clause 6.3.1(c) above) or (D) provide, or cause to be provided, any information or take, or cause to be taken, any action to the extent it would result in a violation of applicable Law, any confidentiality obligation binding on the Seller, the Warrantors, the Equity Participants or the Transferred Company or their respective officers, managers, members, directors or employees or loss of any legal privilege, in each case, with respect to or in connection with the Financing Transaction.

6.3.3	The Seller shall invoice the Buyer monthly in arrears in respect of any third party auditor or accountant’s costs, expenses, disbursements or other fees (inclusive of irrecoverable VAT) which the Seller incurs in connection with its compliance with its obligations under this Clause 6.3, including but not limited to any conversion of the Seller’s accounts from UK GAAP to US GAAP. The Seller shall provide all supporting information as may be reasonably requested by the Buyer in connection with such invoice. Within 30 Days of receipt of a valid invoice (including any reasonably requested supporting information) in accordance with this Clause 6.3.3, the Buyer shall pay such invoice.

6.4	W&I Policy

6.4.1	Prior to Completion, the Buyer and the Seller shall cooperate in good faith as reasonably required for the Buyer to negotiate and procure the W&I Policy, in a form mutually acceptable to the Buyer and the Seller (the Seller’s consent not to be unreasonably withheld or delayed). The Buyer and the Seller shall pay the required premium and any associated fees of the W&I Insurer in equal proportions to the W&I Insurer in accordance with terms of the W&I Policy, up to a maximum contribution from the Seller of £200,000 (“Seller Cap”) and any additional cost in excess of the Seller Cap shall be borne by the Buyer exclusively.

6.4.2	If the W&I Policy is not procured prior to Completion then the provisions of paragraph 1.1 and 1.2 of Schedule 5 with respect to the limit on Claims shall apply notwithstanding that no W&I Policy is then in force, save where the failure to procure the W&I Policy results from the Seller failing to pay its proportionate share of the premium and any associated fees up to the Seller Cap.

6.5	Access

Subject to all applicable Law, the Seller shall, and shall procure that its employees shall and shall use its reasonable endeavours to procure that its professional advisers shall, between the date of this Agreement and Completion, at the request in writing of the Buyer:

(a)	give the Buyer and/or its professional advisers reasonable access during normal business hours and upon reasonable notice to the Records; and

(b)	supply to the Buyer and/or its professional advisers reasonable access to the Business Information,

in each case which the Buyer may reasonably require, provided that the Buyer shall and shall procure that its professional advisers shall, at all times until the Effective Time, treat all such information as confidential and secret in accordance with the terms of this Agreement.

7.	COMPLETION

7.1	Date and Place of Completion

Subject to Clause 4, Completion shall take place on the Completion Date.

7.2	Completion Matters

On Completion:

(a)	the Seller shall procure that the obligations specified in paragraph 1.1 of Schedule 3 are fulfilled;

(b)	the Buyer shall:

(i)	procure that the obligations specified in paragraph 2.1 of Schedule 3 are fulfilled;

(ii)	pay or procure the payment of the Cash Consideration by way of telegraphic transfer of funds for same day value to the following nominated account of the Seller and whose receipt shall be a full discharge to the Buyer in respect of its payment obligations relating to such payment:

·	Account Name: [Redacted]

·	Bank: [Redacted]

·	Account Number: [Redacted]

·	Sort Code: [Redacted]

·	Swift Code: [Redacted]

7.3	Obligation to Complete

The Buyer and Seller shall not be required to complete this Agreement unless: (i) the Buyer complies with its obligations under Clause 7.2(b), and (ii) the Seller complies with its obligations under Clause 7.2(a).

7.4	Failure to Complete

If the obligations of the Seller and Buyer under Clause 7.2 are not complied with on the Completion Date, the non-defaulting party may (at its absolute discretion):

(a)	defer Completion to a date not more than 30 Business Days after the Long Stop Date (such that the provisions of this Clause 7 shall apply to Completion so as deferred);

(b)	proceed to Completion so far as practicable (without prejudice to any of its rights under this Agreement); or

(c)	terminate this Agreement by giving notice to the defaulting party.

7.5	No rescission

The Parties shall not be entitled in any circumstances to rescind or terminate this agreement after Completion.

8.	TITLE, RISK AND INSURANCE

8.1	Title

Title to those Assets transferred at Completion shall pass to the Buyer on Completion and title to those Assets transferred after Completion shall pass to the Buyer at the time such Assets are transferred, provided that where any Assets are capable of passing by delivery, the Seller shall deliver (or procure the delivery of) them to the Buyer and title to those Assets shall pass by and upon such delivery.

8.2	Risk and Insurance

8.2.1	Prior to Completion, the Seller shall continue to carry on the Business for its own benefit and at its own risk. The Assets shall be at the risk of the Buyer with effect from the Effective Time.

8.2.2	Up to and including Completion, the Seller shall maintain in full force and effect full and proper insurance with reputable insurers in respect of the Business and the Assets to their full replacement value on no worse terms than they had been insured for the previous two years.

9.	WARRANTIES AND INDEMNITIES

9.1	Warranties

The Warrantors warrant to the Buyer that each Warranty is true and accurate in all respects on the date of this Agreement and shall continue to remain true and accurate in all respects up to and including on the Completion Date as if each had been repeated immediately before the Completion Date by reference to the facts and circumstances then existing at the Completion Date and on the basis that any reference in the Warranties to the date of this Agreement is substituted by a reference to the Completion Date.

9.2	Warranties not Affected by Completion

The Warranties shall not in any respect be extinguished or affected by Completion.

9.3	Notice of Events

The Warrantors each undertake to the Buyer that:

(a)	if, between the date of this Agreement and Completion, they have actual awareness of any matter which would or is reasonably likely to result in any of the Warranties being untrue or inaccurate at Completion, and such breach would or is reasonably likely to result in loss or damage to the Business or the Assets in excess of the Minimum Amount, then the Warrantors shall as soon as is reasonably practicable and in any event prior to Completion, give the Buyer notice of that event; and

(b)	within 5 Business Days of the end of every Month following execution of this Agreement, the Seller shall notify the Buyer of any matters in respect of which the Warrantors have actual awareness (following reasonable enquiry) which would be or is reasonably likely to result in any of the Warranties being untrue or inaccurate at Completion.

9.4	No Recourse against Employees or Members

The Warrantors each undertake to the Buyer that, in the event that any claim is made against any of the Warrantors arising out of or in relation to this Agreement or any of the Agreed Form Documents, each Warrantor shall, in the absence of fraud by or on behalf of any Employee or member of the Seller, irrevocably and unconditionally waive any claim it may have in respect of any inaccuracy or omission in or from any information or advice supplied or given by any of the Employees or members of the Seller in connection with agreeing to any terms of this Agreement or the Agreed Form Documents, or authorising any statement in the Disclosure Letter.

9.5	Buyer’s Knowledge

9.5.1	None of the Warranties shall be, or shall be deemed to be, qualified, modified or discharged, nor shall a claim by the Buyer against a Warrantor under this Clause 9, be prevented or limited, by reason of any investigation or inquiry made by, or on behalf of the Buyer other than (in the case of the Warranties and, for the avoidance of doubt, not any indemnity) where the Buyer has actual knowledge of a fact, matter or circumstance which is reasonably likely to result in a Warranty Claim or by reason of its being fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Data Room or the Disclosure Letter in accordance with this Agreement, and such actual knowledge shall prejudice any claim which the Buyer shall be entitled to bring and shall operate to reduce any amount recoverable by the Buyer under this Agreement.

9.6	Knowledge, Information and Belief and Disclosure

The Warranties:

(a)	where qualified by the expression “to the best of the knowledge, information and belief of the Warrantors” or “so far as the Warrantors aware” or by a similar expression, that statement shall be deemed to refer to the knowledge of the Warrantors after reasonable enquiry in respect of the relevant subject matter of such Warranties of Alun Marriott, Gavin Dilley, Craig Hawthorne, Jonathan Broughton and John Rowland; and

(b)	save for the Fundamental Warranties, are qualified by reference to those matters fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in the Disclosure Letter and the Data Room.

9.7	Separate and Independent Warranty

Each of the Warranties shall be construed as a separate and independent warranty and (except where this Agreement provides otherwise) shall not be limited or restricted in its scope by reference to any other Warranty.

9.8	Limitations

The Warranties, any Claim and any other claim under this Agreement, shall be subject to the limitations and other provisions set out in Schedule 5.

9.9	Exceptions to Limitations

Nothing in this Agreement shall apply to exclude or limit any claim for fraud, wilful concealment or fraudulent misrepresentation on the part of any Warrantor.

9.10	Capital gains tax adjustment

9.10.1	In this Clause 9.10:

Average CGT Rate means the CGT rate expressed as a decimal that is set out and referred to as the “Average CGT Rate” in the Seller’s Tax Calculation (which, by way of background only, is based on the Tax Assumptions which the parties have agreed is a fair (but not necessarily exact) representation of the average CGT rate applicable to the Relevant Taxpayers from the Disposal on the basis of the CGT rates in force as at the date of this Agreement);

BADR means “business asset disposal relief” under Chapter 3 Part V TCGA;

Buyer CGT Adjustment Amount means the amount calculated in accordance with clause 9.10.2;

CGT means capital gains tax imposed under the laws of the United Kingdom;

Disposal means the sale of the Assets by the Seller on the terms of this Agreement;

RACGT Statement means the final RACGT Statement as finalised in accordance with Clause 9.10.5 or (as applicable) 9.10.6 below;

Relevant Change of Law means a change in UK Tax legislation enacted after the date of this Agreement, ignoring any such change in UK Tax legislation which has retrospective effect in respect of any period up to and including 31 January 2021 and would have applied in relation to the Disposal if the Disposal were treated for CGT purposes as having taken place on or before 31 January 2021, and as a result of which there is:

(a)	an increase in any rate of CGT (including any rate applicable by way of BADR) applicable to capital gains arising from the Disposal; and/or

(b)	a withdrawal of, or other change to the statutory terms of, BADR applicable to capital gains arising from the Disposal;

Relevant Taxpayer means: (i) each Member; (ii) MS LLP; (iii) RPC LLP and (iv) any individual who is or was a member, partner or employee of RPC LLP (or any other limited liability partnership which is a member of the Seller) and/or any RPC Group Entity who in each case will be liable to CGT on capital gains arising to them as a result of the Disposal;

Relevant Taxpayers’ CGT Base Cost means the amount set out and referred to as the “Relevant Taxpayers’ CGT Base Cost” in the Seller’s Tax Calculation (which, by way of background only, the parties have agreed is a fair (but not necessarily exact) representation of the value of the aggregate of the costs, charges and expenses that the Relevant Taxpayers are entitled to deduct for the purposes of calculating their chargeable gains for CGT purposes on the Disposal);

Relevant Taxpayers’ Net Disposal Proceeds means the amount set out and referred to as the “Relevant Taxpayers’ Net Disposal Proceeds” in the Seller’s Tax Calculation (which, by way of background only, represents the total value of the Consideration set out in clause 3 less the Relevant Taxpayers’ CGT Base Cost);

Relevant Tax Period means the tax year in which the Disposal is treated as having been made for CGT purposes;

Relief is defined in Schedule 9;

Revised Average CGT Rate means the average CGT rate (expressed as a decimal and rounded if necessary to four decimal places) which would be applicable to the Relevant Taxpayers on the Disposal if the CGT liabilities of the Relevant Taxpayers were calculated on the basis of the Tax Assumptions (which, by way of background only, the parties have agreed is a fair (but not necessarily exact) representation of the average CGT rate that would be applicable to the Relevant Taxpayers on the Disposal on the basis of the applicable CGT rates following a Relevant Change of Law), as determined in accordance with Clauses 9.10.4 to 9.10.9 below;

RPC Group Entity means Reynolds Porter Chamberlain (registration number 54411069), Premier Law LLC (registration number 200723397D), RPC Premier Law Pte Limited (registration number 201605186H) and RPC Coordinating Limited (registration number 12497323);

Seller’s Tax Calculation means the document attached as the Appendix to this Agreement which sets out the calculation of the Relevant Taxpayers’ CGT Base Cost, the Relevant Taxpayers’ Net Disposal Proceeds and the Average CGT Rate;

Tax Assumptions means the following assumptions regarding the Relevant Taxpayers as a group:

(a)	all the Relevant Taxpayers are resident for United Kingdom tax purposes (and for the purposes of any relevant double taxation treaties) solely in the United Kingdom throughout the tax year in which the disposal is treated as having been made for CGT purposes (or are not so resident but are liable to CGT on the assumed disposal by reason of section 1A(3) TCGA), and are the sole, absolute beneficial owners of those assets;

(b)	the aggregate amount of chargeable gains accruing to the Relevant Taxpayers on the Disposal is an amount equal to the Relevant Net Disposal Proceeds;

(c)	to the extent that it is relevant to their liability to CGT, all the Relevant Taxpayers are liable to United Kingdom income tax at a “higher income tax rate” (as defined in section 1J TCGA) and/or the “additional rate” of income tax as provided for under section 6 Income Tax Act 2007;

(d)	41.3907% of the assumed aggregate amount of chargeable gains referred to in Tax Assumption (ii) above represents gains in respect of which Relevant Taxpayers qualify for BADR, or do not so qualify but would have so qualified if any Relevant Changes of Law were disregarded;

(e)	no statutory deferral of the taxation of any chargeable gains accruing to any Relevant Taxpayer on the Disposal applies (and, in particular section 162 TCGA does not apply to the Disposal to any extent) and none of the Relevant Taxpayers has made any claim or election that might otherwise have resulted in such a deferral of the taxation of those chargeable gains; and

(f)	the assumed aggregate amount of chargeable gains referred to in Tax Assumption (ii) above is fully taxable at applicable rates (including any rate applicable by way of BADR) and is not capable of being reduced by reason of any Relief and, in particular, none of the Relevant Taxpayers has any available “allowable losses” for CGT purposes, and the Assets are not of a class to which any Relief from CGT (other than BADR to the extent specified in Tax Assumption (iv) above) would apply.; and

TCGA means the Taxation of Chargeable Gains Act 1992.

9.10.2	If there is a Relevant Change of Law, the Buyer shall pay to the Seller, by way of additional Consideration for the purchase of the Assets, an amount equal to A (if A is greater than zero), but not in any circumstances to exceed £3,500,000 (Three million five hundred thousand pounds) (the “Liability Cap”), where:

A = (B x C x (D - E))/(1 – D);

B = 0.5;

C = Relevant Taxpayers Net Disposal Proceeds;

D = Revised Average CGT Rate; and

E = Average CGT Rate

(the “Buyer CGT Adjustment Amount”).

9.10.3	Buyer shall pay the Buyer CGT Adjustment Amount to the Seller (in cleared funds to such bank account as the Seller shall specify) by the later of: (i) 10 Business Days after the finalisation of the RACGT Statement in accordance with Clause 9.10.5 or (as applicable) 9.10.6 below, and (ii) five Business Days before the 31 January next falling after the end of the Relevant Tax Period.

9.10.4	To enable the Revised Average CGT Rate and the Buyer CGT Adjustment Amount to be determined, the Seller may at any time within 60 days after the enactment of any Relevant Change of Law prepare (or procure that its advisors prepare) and deliver to the Buyer a draft statement setting out the Revised Average CGT Rate and the Buyer CGT Adjustment Amount (the “Draft RACGT Statement”), together with full workings showing the calculation of the Revised Average CGT Rate set out therein.

9.10.5	Within twenty Business Days of delivery to the Buyer of the Draft RACGT Statement, the Buyer may give a notice in writing to the Seller of any item or items therein which the Buyer wishes to dispute together with the reasons for such dispute and a list of proposed adjustments. If by the expiry of such period of twenty Business Days, no such notice is given to the Seller, or the Buyer has given notice in writing to the Seller that there are no items that the Buyer wishes to dispute, then the Draft RACGT Statement shall constitute the final RACGT Statement for the purposes of this Agreement.

9.10.6	If, in accordance with Clause 9.10.5 above, notice is given to the Seller as to any item or items in dispute:

(a)	the Seller and the Buyer shall attempt to agree in writing the item or items disputed;

(b)	if any such item or items are not agreed in writing within 30 Business Days of the delivery to the Buyer of the Draft RACGT Statement, the item or items in dispute shall be determined by an independent expert appointed in accordance with Clauses 3.10.7 to 3.10.9 below (the Independent Expert); and

(c)	the Draft RACGT Statement, adjusted to take account of each such item in dispute as agreed in writing or as determined by the Independent Expert (as the case may be) in accordance with this Clause 9.10.6 and Clauses 9.10.7 to 9.10.9 below, shall constitute the final RACGT Statement for the purposes of this Clause 9.10.

9.10.7	If and whenever any item in dispute falls to be referred in accordance with Clause 9.10.6(b) above to the Independent Expert for determination, it shall be referred to such firm of leading, internationally recognised tax advisors:

(a)	as the Seller and the Buyer may agree in writing within ten Business Days after the expiry of the period of 30 Business Days referred to in Clause 9.10.6(b) above; or

(b)	failing such agreement, as shall be nominated for this purpose on the application of the Seller or the Buyer by the President of the Institute of Chartered Accountants in England and Wales for the time being.

9.10.8	The Seller and the Buyer shall co-operate in good faith to do everything necessary to procure the effective appointment of the Independent Expert. The Seller and the Buyer shall agree terms of engagement with the Independent Expert as soon as reasonably practicable after the Independent Expert is nominated and shall not withhold or delay their consent to such terms if they are reasonable and consistent with the provisions of this Agreement. The Seller and the Buyer shall counter-sign the terms of appointment as soon as they are agreed.

9.10.9	The Independent Expert shall act on the following basis:

(a)	the Independent Expert shall act as expert and not as arbitrator;

(b)	the item or items in dispute shall be notified to the Independent Expert in writing by the Seller and/or the Buyer within fifteen Business Days of the Independent Expert’s appointment;

(c)	the Independent Expert shall decide the procedure to be followed in the determination;

(d)	the Seller and the Buyer shall each provide the Independent Expert promptly with all information and assistance as the Independent Expert may reasonably require for the purposes of its determination;

(e)	the determination of the Independent Expert shall (in the absence of manifest error) be final and binding on the parties; and

(f)	the costs of the determination, including fees and expenses of the Independent Expert, shall be borne as the Independent Expert shall determine to be equitable in the circumstances, failing which they shall be borne equally as between the Seller on the one hand and the Buyer on the other hand.

10.	Buyer’s Warranties

The Buyer and Guarantor each warrants to the Seller that each of the following warranties (the Buyer’s Warranties) is true and accurate in all respects on the date of this Agreement and on the Completion Date:

(a)	each of the Buyer and the Guarantor is duly organised and validly existing under the laws of its jurisdiction of incorporation;

(b)	each of the Buyer and the Guarantor has full corporate power, authority and capacity to enter into and perform its obligations under this Agreement (including in respect of the issue and allotment of the Guarantor Shares) and any of the Agreed Form Documents to be executed by the Buyer pursuant to or in connection with this Agreement and all actions have been taken by it which are necessary for it to execute and perform its obligations under this Agreement (as at the date of this Agreement only, subject to approval of the Guarantors’ shareholders in respect of the issue of the Guarantor Shares);

(c)	each of the Buyer and the Guarantor’s obligations under this Agreement and each Agreed Form Document to be executed by the Buyer pursuant to or in connection with this Agreement, will be valid and binding in accordance with its terms;

(d)	the execution and delivery of and performance by, the Buyer and the Guarantor of its obligations under this Agreement and any of the Agreed Form Documents to be executed by the Buyer pursuant to or in connection with this Agreement, does not:

(i)	conflict with, result in a breach of, or constitute a default under the Memorandum or Articles of Association or equivalent document of the Buyer or the Guarantor; or

(ii)	conflict with or result in a breach of any law, regulation, order, judgement or decree of any court or governmental or administrative agency;

(e)	the Buyer and the Guarantor have not and so far as the Buyer or Guarantor is aware, none of their respective officers, directors or employees have directly or indirectly engaged in any activity, practice or conduct (or failure to act) which could constitute an offence under the Bribery Act 2010 if such activity, practice or conduct (or failure to act) were carried out in the United Kingdom.

10.1	Buyer’s Warranties not Affected by Completion

The Buyer’s Warranties shall not in any respect be extinguished or affected by Completion.

10.2	Separate and Independent Warranty

Each of the Buyer’s Warranties shall be construed as a separate and independent warranty and (except where this Agreement provides otherwise), shall not be limited or restricted in its scope by reference to any other Buyer’s Warranty.

11.	TERMINATION RIGHTS

11.1	Buyer’s Right to Terminate

11.1.1	If, on or before the Completion Date, the Buyer reasonably believes that:

(a)	there is a breach of the provisions of Clauses 6.1, 6.2 or 6.3; or

(b)	the Seller is in breach of any of the Warranties;

then the Buyer shall have the right to terminate this Agreement immediately by giving notice to the Seller provided that the Buyer shall only be entitled to terminate this Agreement pursuant to this Clause 11.1.1 if the applicable breach (the “Relevant Breach”) would:

(i)	result in loss or damage to the Business or the Assets in excess of the Minimum Amount which is not remedied (if capable of remedy) to the reasonable satisfaction of the Buyer within 10 Business Days from the date on which the Seller becomes aware of such breach (the “Relevant Date”); and

(ii)	in the event of a breach of Clause 6.3, prevent the satisfaction of the Financing Condition prior to the Long Stop Date and which is not remedied (if capable of remedy) to the reasonable satisfaction of the Buyer within 10 Business Days from the date on which the Seller becomes aware of such breach.

11.1.2	Within 5 Business Days of the Relevant Date, the Buyer and the Seller shall, acting reasonably and in good faith, agree a valuation of the Relevant Breach for the purposes of Clause 11.1.1(b)(i) in order to determine whether the Minimum Amount has been reached or exceeded. In the event that there is a dispute between the Buyer and the Seller in respect of the valuation of the Relevant Breach in accordance with this clause, it shall be referred to the Independent Accountants for determination in accordance with Schedule 9.

11.1.3	The Buyer and the Seller shall each be entitled to terminate this Agreement without the consent of the other in the circumstances referred to in Clause 7.4(c) and Clause 5.6.2.

11.2	Effect of Termination

If this Agreement is terminated in accordance with Clause 5.5.1, 5.5.2, 7.4(c) or 11.1.1, then (without prejudice to each Party’s other rights):

(a)	each Party’s further rights and obligations shall cease immediately on termination except that:

(i)	the provisions of Clauses 1 (Definitions and Interpretation), 21 (Governing Law and Disputes), 22.1 (Announcements), 22.2 (Confidentiality) and 22.7 (Costs) shall survive termination (“Surviving Provisions”); and

(ii)	termination does not affect any Party’s accrued rights and obligations as at the date of termination.

12.	the contracts

12.1	Assignment of the Benefit of the Contracts

12.1.1	Subject to Clauses 12.1.3 and 12.2, this Agreement shall, with effect from Completion, constitute an assignment of the benefit of each Contract to the Buyer and the Buyer shall carry out, perform and complete all obligations and liabilities to be discharged under each of the Contracts to the extent arising on or after Completion.

12.1.2	The Buyer shall indemnify the Seller against all Losses arising from any failure on the part of the Buyer to carry out, perform and complete all obligations and liabilities to be discharged under each of the Contracts with effect from Completion.

12.1.3	Nothing in this Agreement shall be construed as an assignment or attempted assignment, if such assignment or attempted assignment would constitute a breach of such Contract.

12.2	Assignment Only With Consent or by Novation

12.2.1	In the event that a Contract can only be assigned or novated with a Third Party Consent with effect from Completion or any Third Party Consent is refused or otherwise not obtained, or where any of the Contracts are incapable of transfer to the Buyer by assignment, novation or other means:

12.2.2	the Seller shall use all reasonable endeavours, at its own expense but with the reasonable co-operation of the Buyer where necessary, to obtain such Third Party Consent, and upon obtaining such Third Party Consent, shall deliver to the Buyer, as soon as reasonably practicable, a duly executed assignment or novation of the relevant Contract together with a copy of the relevant Third Party Consent;

(a)	unless and until such Contract is assigned or novated to the Buyer, if it is not prohibited under the relevant Contract:

(i)	the Seller shall hold the benefit of that Contract and any monies, goods or other benefits received under such Contract with respect to the period of time after the Effective Time, on trust for the Buyer; and

(ii)	to the extent that sub-contracting is not prohibited under the relevant Contract and to the extent that they are Assumed Obligations, the Buyer shall perform all the obligations of the Seller under such Contract as sub-contractor of the Seller and where such sub-contracting is not permissible, the Buyer shall perform such obligations as agent for the Seller;

(b)	(so far as it lawfully or contractually may) the Seller shall do or procure the doing of all acts or things and shall give or procure the giving of such assistance to the Buyer which the Buyer may reasonably require to ensure that the Contract is properly performed by the Buyer and to enable the Buyer to enforce its rights under, and to enjoy the benefit of, such Contract (including giving the Buyer access to all relevant books, documents and other information in relation to such Contract as the Buyer may require from time to time).

12.2.3	Upon the later of Completion and any Third Party Consent being obtained pursuant to Clause 12.2.2(a), this Agreement shall constitute an assignment of the benefit of any Contract to which the Third Party Consent relates.

12.2.4	In the event that a Third Party Consent to the assignment or novation of a Contract is refused or not obtained on terms reasonably satisfactory to the Buyer within 60 Business Days after the Completion Date (or such later date as may be agreed by the Buyer in writing), the Buyer shall be entitled, at its sole discretion, to elect by giving notice to the Seller, that the relevant Contract shall be excluded from the sale pursuant to Clause 2.1, in which event the Buyer shall indemnify the Seller from and against all Losses suffered as a result of the early termination of the Contract and the Buyer shall no longer be required to perform the Seller’s obligations under the Contract.

13.	ASSUMED OBLIGATIONS

13.1	Allocation of Liabilities

13.1.1	Save as otherwise provided in this Agreement and subject to Clause 13.2, the Buyer shall, with effect from the Effective Time, assume responsibility for, and indemnify the Seller from and against the payment (when due) and performance of the Assumed Obligations.

13.1.2	The Buyer shall indemnify the Seller from and against all Losses which the Seller may incur in connection with Buyer’s ownership or operation of the Business and/or the Assets after the Effective Time or a failure by the Buyer to comply with its obligation in Clause 13.1.1

13.2	Seller’s Obligations in Respect of Liabilities of the Business

Notwithstanding the provisions of Clause 13.1 the Seller shall:

(a)	remain responsible for all Excluded Assets and Excluded Liabilities;

(b)	use all reasonable endeavours to procure that for the period up to and including Completion, the Contracts are carried out in the ordinary course of business and in accordance with their respective terms in all material respects;

(c)	continue to be responsible for all Third Party Claims in relation to the Business and Assets prior to Completion; and

(d)	indemnify the Buyer from and against all Losses which the Buyer may incur in connection with the Seller’s ownership or operation of the Business and/or the Assets prior to Completion or as a result of any failure by the Seller to comply with its obligations under paragraph (a) above.

14.	AMOUNTS DUE TO THE SELLER OR THE BUYER

14.1	Monies or Items belonging to the Buyer or the Seller

14.1.1	All monies, payments, rents, royalties and other periodical receipts or other items in respect of the Assets and the Business that relate wholly or partly to the period after the Effective Time, which are received by the Seller on or after the Effective Time shall be held on trust by the Seller for the Buyer and the Seller shall notify the Buyer promptly after receipt of any such amounts, and shall promptly pay such amounts to the Buyer.

14.1.2	All monies, payments, rents, royalties and other periodical receipts or other items in respect of the Assets and the Business that relate wholly or partly to the period prior to the Effective Time, which are received by the Buyer on or after the Effective Time shall be held on trust by the Buyer for the Seller and the Buyer shall notify the Seller promptly after receipt of any such amounts and shall promptly pay such amounts to the Seller.

14.1.3	The payments made under Clause 14.1 shall be made such that any part of the monies or other items received by either the Seller or the Buyer (as the case may be) which represents VAT chargeable on the supply or supplies for which the monies or other items are received shall be paid in full to or retained in full by (as the case may be) the party which is required to account to HMRC for VAT on such supply or supplies (or which would be required to so account for such VAT if the party were not treated as a member of a group for the purposes of section 43 of the VATA 1994).

15.	GUARANTEE

15.1	Guarantee

In consideration of the Seller entering into this Agreement, the Guarantor unconditionally and irrevocably guarantees as a primary obligation to the Seller the due and punctual performance and observance by the Buyer of all of its obligations and liabilities arising under this Agreement.

15.2	Sole Principal Obligor

Without in any way affecting the Buyer’s obligations and liabilities under this Agreement, the Guarantor shall be liable under this Clause 15 as if it were the sole principal obligor and not merely a surety.

15.3	Default in Payment

If the Buyer defaults in the payment, when due, of any amount it is obliged to pay to the Seller under this Agreement the Guarantor shall promptly upon written request by the Seller, pay that amount to the Seller in the manner prescribed by this as if it were the Buyer.

15.4	Enforcement by the Seller

The Seller may enforce the guarantee contained in Clause 15.1 without first being required to take any steps or proceedings against the Buyer.

16.	employees

16.1	Transfer of Undertaking

16.1.1	The Seller and the Buyer acknowledge and agree that the sale and purchase of the Business pursuant to this Agreement will constitute a relevant transfer for the purposes of TUPE and that it will not operate so as to terminate any of the contracts of employment of the Transferred Employees and such contracts shall be transferred to the Buyer pursuant to TUPE with effect from the Effective Time.

16.1.2	With effect from the Effective Time, the Buyer shall assume responsibility for the Transferred Employees (other than any Transferred Employee who lawfully opts out of the transfer).

16.1.3	As soon as possible following Completion, the Seller and the Buyer shall jointly issue the Transferred Employees with a notice in a form to be agreed between the Seller and the Buyer between the date of this Agreement and Completion.

16.2	Obligations towards Employees

16.2.1	The Seller shall perform and discharge for its own account all obligations toward the Employees for the period up to and including the Effective Time (including paying all remuneration, employment Taxes, National Insurance, pension contributions and other benefits and amounts contractually due to be paid to any Employee, whether by way of remedy for unfair dismissal, redundancy, sex or race discrimination or other statutory breach in respect of his employment up to and including the Effective Time).

16.2.2	The Buyer shall, following the Effective Time, perform and discharge for its own account all obligations towards the Transferred Employees (including paying all remuneration, employment Taxes, National Insurance, pension contributions and other benefits and amounts contractually due to be paid to any Employee, whether by way of remedy for unfair dismissal, redundancy, sex or race discrimination or other statutory breach in respect of his employment after the Effective Time but excluding any Excluded Liabilities).

16.3	Seller’s Undertakings

The Seller undertakes to the Buyer:

(a)	to comply in all respects with Regulations 11, 13 and 14 of TUPE and to provide to the Buyer all information, which the Buyer may reasonably require to satisfy itself that Regulations 11, 13 and 14 have been complied with;

(b)	not to alter any of the terms of employment or engagement of any of the Transferred Employees outside of the normal course of business (whether such alteration takes effect prior to or following the Effective Time) (save as agreed with the Buyer); and

(c)	not to terminate or take any steps to terminate the employment of any of the Transferred Employees without the prior consent in writing of the Buyer.

16.4	Indemnity

16.4.1	The Seller shall indemnify the Buyer from and against any Losses arising out of, or relating to:

(a)	the employment of any of the Employees at any time up to and including the Effective Time by the Seller (including any amounts contractually agreed or determined to be paid to any Transferred Employee by way of a remedy for unfair dismissal, redundancy, personal injury, sex or race discrimination any holiday pay claim or other breach of any statute or employment regulation in respect of his employment prior to the Effective Time);

(b)	the termination of the employment of any person by the Seller or by a member of the Seller Group who was formerly assigned to the Business up to and including the Effective Time, unless such termination is as a result of the measures proposed or redundancies requested by the Buyer;

(c)	subject to Clause 16.4.2, any failure by the Seller to inform and/or consult the representatives of the Employees under Regulations 13 and 14 of TUPE before the transfer of their employment to the Buyer;

(d)	any breach by the Seller of Clauses 16.2.1 or 16.3;

(e)	any failure by the Seller to notify the Buyer under Regulation 11 of TUPE;

(f)	any demands by, or liability to the French social security authority or other governmental authority for the payment of social security taxes received or arising in the period of six years following the Completion Date in relation to RPC France SAS’s consultancy arrangements with Solvins, Stephane Chappellier, IP Consulting Doo and Ivan Perenci provided that the Seller’s maximum aggregate liability under this Clause 16.4.1(f) shall be an amount equal to £400,000; and

(g)	the LTIP, Seller Benefit Schemes or any transaction bonuses as a result of entry into this Agreement including without limitation any payment which the Buyer or the Transferred Company is required to make to any LTIP Participant as a result of the Transaction and any related Tax liabilities for which the Buyer or the Transferred Company is liable.

16.4.2	The Buyer shall indemnify the Seller from and against any Losses arising out of, or relating to:

(a)	subject to clause 16.4.2(b), the employment of any of the Transferred Employees following the Effective Time (including any substantial changes to terms and conditions of employment made after the Effective Time);

(b)	the termination of the employment or redundancy of any Transferred Employee by the Buyer after the Effective Time, or before the Effective Time if such termination or redundancy is as a result of the measures proposed by or requests made by the Buyer;

(c)	any failure by the Buyer to comply with its obligations under Regulation 13(4) of TUPE; and

(d)	any breach by the Buyer of Clause 16.2.2.

16.5	Employment Contracts not Disclosed

16.5.1	If any contract of employment or engagement with any person who is not listed as a Transferred Employee, or collective agreement which has not been disclosed to the Buyer in the Disclosure Letter, is found to have effect (or is alleged to have effect) as if originally made between the Buyer and any person or their representatives as a result of TUPE (or similar legislation implementing the Acquired Rights Directive in other jurisdictions) or otherwise:

(a)	the Buyer shall within 7 Days notify the Seller in writing of this fact and the Seller shall have 28 Days thereafter to offer that person employment;

(b)	should that person refuse the Seller’s offer of employment, the Buyer may, upon giving 14 Days’ notice to the Seller, terminate the contract or the collective agreement; and

(c)	should the Buyer have complied with the above provisions, the Seller shall indemnify the Buyer from and against all Losses which the Buyer may suffer or incur as a result of, or on account of, such termination, or from and against any payment required to be made in respect of that person under his contract of employment or any liabilities incurred to, or on behalf of, the relevant representatives for the period following the Effective Time to the date of termination.

16.5.2	If any contract of employment or engagement with any person who is not listed as a Transferred Employee is found not to have effect (or is alleged not to have effect) as if originally made between that person and the Buyer because TUPE does not apply or otherwise the Buyer shall, within 14 Days of request by the Seller, offer to employ that person under a new contract, which includes provisions that are overall no less favourable to the person than his terms and conditions of employment immediately before the Effective Time and a provision that his period of continuous employment with the Seller will be treated as continuous employment with the Buyer for the purposes of all employee rights and benefit arrangements, to take effect on the termination of that person’s employment with the Seller. On that offer being made, or at any time after the expiry of 14 Days if the offer is not made as requested or if, having been made, it is not accepted, the Seller shall terminate that person’s employment. The Buyer must carry out all actions necessary under applicable law to effect the transfer of employment to it of each such person who has accepted that offer. The Buyer shall indemnify the Seller against any Losses which the Seller may suffer or incur as a result of such termination and against any amount payable to or in respect of that person in respect of his employment following the Effective Time. The Buyer must keep the Seller informed of all offers and acceptances referred to above.

16.6	US Employees

Effective as of immediately following the Completion Date the Buyer shall or shall cause one of its Affiliates to offer employment to each US Employee on terms and conditions that are commensurate with and overall no less favourable in the aggregate than the terms and conditions of employment, including with respect to compensation and retirement, welfare and other benefits, provided by the Buyer and its Affiliates to similarly situated US Employees.

16.7	Employer’s Liability Insurance

So far as it lawfully or contractually may, the Seller shall procure that the Buyer is given the benefit of the Seller’s employment liability insurance policy in relation to the Employees in respect of the period of employment up to and including the Effective Time.

16.8	Members

Effective as of immediately following the Completion Date the Buyer shall or shall cause one of its Affiliates to offer employment to each Member on terms and conditions, which are consistent with the Agreed Employment Terms.

17.	VAT

17.1	Transfer of a Going Concern

17.1.1	The Seller and the Buyer intend that article 5 of the Value Added Tax (Special Provisions) Order 1995 (SI 1995/1268) shall apply to the sale of the Assets pursuant to this Agreement and agree to use their respective reasonable endeavours to secure that the sale is treated as neither a supply of goods nor a supply of services under that article.

17.1.2	Notwithstanding Clause 17.1.1, if HMRC at any time determines in writing that any VAT is properly chargeable on the transfer of the whole or any part of the Assets under this Agreement then, subject to the Seller having delivered to the Buyer a proper VAT invoice in respect of that VAT and a copy of HMRC’s determination, the Buyer shall pay to the Seller the amount of that VAT in addition to the Consideration and any interest and penalties imposed by HMRC thereon to the extent that such interest and penalties result solely from a breach by the Buyer of its obligations under this Clause 14.1.2. The VAT shall be payable by the Buyer within five Business Days after the Seller gives the Buyer written notice of the ruling.

17.2	VAT Records

17.2.1	Notwithstanding any other provisions of this Agreement, the Seller shall:

(a)	not be required to deliver to the Buyer the VAT Records;

(b)	preserve the VAT Records in the United Kingdom for a period of not less than six years from Completion or such longer period which may be required by law;

(c)	so long as it preserves the VAT Records, permit the Buyer reasonable access to them to inspect or make copies of them;

(d)	give to the Buyer, in such form as the Buyer may reasonably require, such information contained in the VAT Records as the Buyer may reasonably specify; and

(e)	not at any time cease to preserve the VAT Records without giving the Buyer a reasonable opportunity to inspect and remove such of them as the Buyer wishes.

17.2.2	The parties do not intend to make an application to HMRC under regulation 6(1)(d) of the Value Added Tax Regulations 1995 for the Buyer to be registered for VAT under the Seller’s VAT registration number(s).

17.3	Supply by the Parties

Subject to Clause 17.1, all sums payable by either Party under this Agreement are exclusive of VAT. If any VAT is chargeable on any supply under or pursuant to this Agreement, the recipient of the supply shall pay to the supplier the amount of that VAT, in addition to any consideration payable in respect of that supply, against issue of a proper VAT invoice.

17.4	Repayment of VAT

17.4.1	If the Buyer pays to the Seller an amount in respect of VAT and HMRC rules that all or part of it was not properly chargeable, the Seller shall repay the amount or the relevant part of it to the Buyer. The Seller shall make the repayment promptly after HMRC’s ruling, unless it has already accounted to HMRC for the VAT. In that case, the Seller shall apply for a refund of VAT (plus any interest payable by HMRC), shall use its reasonable endeavours to obtain such refund as speedily as practicable and shall pay to the Buyer the amount of the refund and any interest when and to the extent received from HMRC.

17.5	Position of Buyer

The Buyer:

(a)	warrants to the Seller that it is registered for VAT purposes in the United Kingdom;

(b)	warrants that the Assets are to be used by the Buyer in carrying on the same kind of business as that carried on by the Seller.

18.	post-completion matters

18.1	Vesting or Delivery of Assets Following Completion

Save in respect of the Contracts (to which the provisions of Clause 12 shall apply), on and for a period of six Months after Completion, at the request of the Buyer, the Seller shall and shall use reasonable endeavours to procure that any necessary third parties shall, at the Seller’s cost, do and execute all lawful acts, deeds, documents and things which may be reasonably necessary to vest title to the Assets in the Buyer and until such acts, deeds, documents and things are done or executed (as the case may be) or the Asset has been delivered or formally transferred to the Buyer, the Seller shall hold or shall procure the holding of the legal title in the Assets on trust for the Buyer and shall procure that the Buyer shall be entitled to the benefit, use and enjoyment of those Assets as against the Seller, to receive all income and receipts from such Assets and to enforce any rights in respect of Third Party Claims.

18.2	Notification to Customers and Suppliers

As soon as practicable following the earlier of the Completion Date or date of any public announcement in respect of the Buyer’s acquisition of the Business and Assets, the Buyer shall send notices to be agreed between the Buyer and the Seller to the Employees, key customers and suppliers of the Business informing them of the acquisition of the Business by the Buyer.

18.3	Change of Corporate Name, Domain Names and Logos

18.3.1	The Seller shall procure, at its own expense, that the corporate name of the Seller will be changed no later than 10 Business Days after Completion so as not to include the Business Name.

18.3.2	The Seller shall not register or seek to register any internet domain names incorporating the Business Name or any other name confusingly similar to it or likely to be associated with it and no later than one Month after Completion, the Seller shall remove any reference to the Business from any websites in the control of the Seller as at the date of this Agreement and which are not being transferred pursuant to this Agreement.

18.3.3	The Buyer shall procure that, as soon as reasonably practicable after Completion and not later than 10 Business Days after Completion, the Business will cease to use the Seller’s Business Name.

18.4	Books and Records

18.4.1	The Buyer shall, for a period of 2 years following Completion, permit the Seller or its representatives to have reasonable access (at all reasonable times during normal business hours and on reasonable advance notice) to (and at the Seller’s expense, to take copies of) the Records only to the extent required by the Seller to deal with its Tax affairs.

18.4.2	Other than in relation to the VAT Records which are dealt with in Clause 17.2, in the event that any books or records (including accounting or Tax records) relate wholly or in part to the Business and are not delivered to the Buyer on Completion, the Seller shall procure that such records are diligently and properly maintained and that, for a period of six years from Completion, the Buyer and the Buyer’s representatives shall, subject to the Buyer giving such confidentiality undertaking as the Seller may reasonably require, be permitted to have reasonable access (at reasonable times during normal business hours and on reasonable advance notice) to (and at the Buyer’s expense, to take copies of) such records only to the extent required by the Buyer to deal with its Tax affairs or any other legal or regulatory matter in relation to the Business.

19.	restrictions on the seller

19.1.1	Each Warrantor and Alun Lewis Marriott (“Restricted Person”) covenants with the Buyer following Completion that, save with the prior consent in writing of the Buyer, he/it shall not at any time during the period of three years following the Completion Date in the Restricted Territories:

(a)	carry on; or

(b)	own directly or indirectly,

any business which competes with the Business as carried on by the Seller at the Completion Date.

19.1.2	Each of the Restricted Persons’ covenant with the Buyer following Completion that, save with the prior consent in writing of the Buyer, it shall not:

(a)	at any time during the period of 3 years following the Completion Date:

(i)	deal with; or

(ii)	engage in business with; or

(iii)	work on any account or business of,

any person who is at the Completion Date, or who has been at any time during the period of 12 Months immediately preceding that date, a customer of the Business for the purposes of providing that customer with services which are the same as, or similar to any services which the Business was involved in providing to that customer at any time in the 12 Months preceding the Completion Date; or

(b)	at any time during a period of 2 years following the Completion Date, solicit or entice away from the Business any supplier to the Business who had supplied services to the Business at any time during the 12 Months immediately preceding the Completion Date, if that solicitation or enticement causes or would cause such supplier to cease supplying, or materially reduce its supply of, those services to the Business; or

(c)	at any time during the period of 2 years following the Completion Date:

(i)	offer employment to, enter into a contract for the services of, or attempt to entice away from the Business, any senior or management level Employee or partner who is at the time of the offer or attempt holding an executive or managerial position with the Buyer or its susbidiaries in relation to the Business; or

(ii)	procure or facilitate the making of any such offer or attempt by any other person; or

(d)	at any time after Completion, use in the course of any business (for so long as used or registered in the name of the Buyer) or apply to register on any public register the Business Name.

19.1.3	Notwithstanding the provisions of this Clause 19, nothing in this Agreement shall prevent, restrict or otherwise fetter the right or ability of RPC LLP or any of its Affiliates, from providing legal services and advice to its clients, including, without limitation, any client which is also a customer of or supplier to the Business.

19.2	Covenants for the Benefit of the Buyer

The covenants in this Clause 19 are intended for the benefit of the Buyer with the intention of assuring to the Buyer following Completion the full benefit and value of the Goodwill and connections of the Business and shall apply to actions carried out by each Restricted Person in any capacity and whether directly or indirectly, on such Restricted Person’s own behalf, on behalf of any other person or jointly with any other person.

19.3	Exceptions to Restrictions

19.3.1	Nothing in this Clause 19 prevents the Seller or any Restricted Person from holding or acquiring for investment purposes only not more than 5% of any class of shares or securities of any company whose shares or securities are listed or quoted on any recognised investment exchange.

19.3.2	Nothing in the Clause 19 prevents the Seller or any Restricted Person from publishing any recruitment advertisement in any local or national newspaper or other publication or on any website, or from negotiating with any person who replies to any such advertisement or who initiates any contact with a Restricted Person.

19.4	Severance

Each of the covenants in this Clause 19 is a separate undertaking by each Restricted Person in relation to itself and its interests and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this Clause 19. Whilst each of the covenants in this Clause 19 is considered fair and reasonable by the Parties if any restriction is found to be unenforceable, but would be valid if any part of it were deleted or the period or area of application reduced, the restriction shall apply with such modifications as may be necessary to make it valid and enforceable

20.	SELLERS’ REPRESENTATIVEs

20.1	Appointment

Each of the Equity Participants, RPC LLP and MS LLP appoints Alun Marriott and James Miller (the Members’ Representatives) to jointly:

(a)	be his representative in respect of any provisions of this Agreement where he (whether individually or with others) is required or entitled to give or receive any notice, consent, application or election; and

(b)	act jointly on his behalf in relation to all matters which this Agreement expressly provides to be agreed or done by the Members’ Representatives.

20.2	Provisions Relating to the Appointment

20.2.1	The following provisions shall apply in relation to any appointment under this Clause 20:

(a)	each of the Equity Participants, RPC LLP and MS LLP warrants that the Members’ Representatives have the authority to bind him in all matters arising from, or in relation to any of the provisions of this Agreement;

(b)	the Buyer shall be entitled to serve any notice in connection with this Agreement on and rely on all and any communications provided jointly by the Members’ Representatives as binding on each of Equity Participants, RPC LLP and MS LLP and in the event of death or incapacity of a Members’ Representatives the Buyer shall be entitled to serve any notice in connection with this Agreement on and rely on any and all communications provided by the surviving Members’ Representatives until such time as another Members’ Representatives is appointed in accordance with Clause 20.2.1(c);

(c)	the Equity Participants, RPC LLP and MS LLP shall be entitled to appoint a Members’ Representative in place of the Members’ Representatives named in Clause 20.1 provided that no such appointment shall take effect unless notice of the proposed appointment, setting out the substitute Members’ Representative’s full name, address within the United Kingdom, telephone number and email address is given to the Buyer.

20.3	Liability of Members’ Representatives

20.3.1	The Members’ Representatives shall not be liable to the Equity Participants, RPC LLP and MS LLP for any act or omission in connection with the performance by the Members’ Representatives (in that capacity) of its duties, functions and/or role pursuant to this Agreement, except in the case of its fraud or dishonesty. The Members’ Representatives may act upon any instrument or written communication believed by the Members’ Representatives to be genuine and to be signed and presented by the proper person(s).

21.	Governing Law and Disputes

21.1	Governing Law

This Agreement and the documents to be entered into pursuant to it and all matters arising from or connected with it are governed by, and shall be construed in accordance with, the laws of England.

21.2	Resolution by the Courts

21.2.1	The courts of England and Wales shall have exclusive jurisdiction to settle any Disputes and hear and decide any Proceedings.

21.2.2	The Parties agree that the courts referred to in Clause 21.2.1 are the most appropriate and convenient courts to settle any Disputes and hear and decide any Proceedings and, accordingly, that they shall not argue to the contrary.

21.3	Service of Process

21.3.1	The Guarantor irrevocably agrees with the other Parties that any Service Document may be sufficiently and effectively served on it in connection with any Proceedings in England and Wales by service on its process agent.

21.3.2	For the purposes of this Clause 21.3, the Guarantor appoints the Buyer as its process agent to receive any Service Documents in connection with Proceedings in England and Wales,

21.3.3	The Guarantor agrees to maintain the appointment of its process agent (and any replacement process agent appointed pursuant to Clause 21.3.4) and it shall not withdraw the appointment of any such process agent until its replacement shall have been validly appointed and the name and address of the replacement process agent notified to the Seller.

21.3.4	If the process agent referred to in Clauses 21.3.2 or 21.3.3 (or any replacement process agent appointed pursuant to this Clause 21.3.4) at any time ceases for any reason to act as such, his appointor shall appoint a replacement process agent with an address for service in England or Wales, and shall notify the other Parties of the name and address of the replacement process agent. If the Guarantor fails to appoint a replacement process agent or notify the other Parties of the name and address of a replacement process agent as required by this Clause 21.3.4, the other Parties shall be entitled by notice to the Guarantor to appoint such a replacement process agent to act on the Guarantor’s behalf. The Guarantor shall bear all the costs and expenses of any replacement process agent appointed by the other Parties in these circumstances.

21.3.5	The Guarantor may, by notice of at least five Business Days to the other Parties, change the address of its process agent (or any process agent appointed pursuant to Clause 21.3.2) to another address in England and Wales.

21.3.6	Any Service Document served pursuant to this Clause 21.3.5 shall be marked for the attention of the relevant process agent appointed pursuant to this Clause 21.3 and addressed to the address set out in Clause 21.3.2 or to the address notified pursuant to Clauses 21.3.4.

21.3.7	Any Service Document marked for the attention of the relevant process agent and addressed to the address set out in Clauses 21.3.2 or to the address notified pursuant to Clauses 21.3.4 pursuant to Clauses shall be deemed to have been duly served if:

(a)	left at such address, when it is left; or

(b)	sent by first class pre-recorded delivery or registered post to such address, two Business Days after the date of posting.

21.4	Consent to Enforcement

Each Party hereby consents generally in respect of any Proceedings to the giving of any relief or the issue of any process in connection with such Proceedings including the making, enforcement or execution against any property (irrespective of its use or intended use).

22.	miscellaneous provisions

22.1	Announcements

22.1.1	Except as provided in Clause 22.1.2, no Party may make or send a public announcement, communication or circular concerning the transactions referred to in this Agreement or in relation to its provisions, unless it has first obtained the other Parties’ consent in writing (not to be unreasonably withheld, conditioned or delayed) as to its content and the manner and extent of its publication.

22.1.2	The restrictions in Clause 22.1.1 shall not apply to a public announcement, communication or circular which is required by:

(a)	the rules of a relevant and recognised stock exchange or regulatory or governmental body to which the relevant Party submits (including the New York Stock Exchange) whether or not the requirement for information has the force of law; or

(b)	any applicable Law or pursuant to an order of any court of competent jurisdiction.

22.2	Confidentiality

22.2.1	The Seller, the Equity Participants, MS LLP and RPC LLP shall at all times keep:

(a)	the provisions and subject matter of, and the negotiations of this Agreement strictly confidential; and

(b)	with effect from Completion, all Business Information and any confidential information relating to the Buyer or its Affiliates strictly confidential and shall not disclose such information to any other person.

22.2.2	The Buyer shall at all times keep and shall procure that its Affiliates keep:

(a)	the provisions and subject matter of, and the negotiations of this Agreement strictly confidential;

(b)	prior to Completion, all Business Information strictly confidential and shall not disclose such Business Information to any other person; and

(c)	with effect from Completion, any confidential information relating to the Seller, any of the Equity Participants, MS LLP or RPC LLP strictly confidential.

22.2.3	The provisions of Clause 22.1.1, and 22.2.2 shall not apply to any confidential information:

(a)	disclosed to the W&I Insurer and its professional advisers on strictly confidential and need to know basis;

(b)	disclosed to the relevant Party’s Affiliates on strictly confidential and need to know basis;

(c)	disclosed to the relevant Party’s professional advisers, auditors or bankers on a strictly confidential and need to know basis;

(d)	in the public domain otherwise than by breach of this Agreement or of law;

(e)	disclosed by or on behalf of the Buyer or Guarantor in connection with the Financing Transaction or any Alternative Financing Condition;

(f)	in the possession of the relevant Party before such confidential information was disclosed to it by or on behalf of any other Party and which was not obtained under any obligation of confidentiality; and

(g)	obtained from a third party who is free to disclose it, and which was not obtained under any obligation of confidentiality.

22.2.4	Any Party shall be entitled to disclose confidential information without the prior consent in writing of the other Parties, if such disclosure is made in good faith:

(a)	to the extent required to enable any Party to enforce its rights under this Agreement or for the purpose of any judicial proceedings;

(b)	to the extent required by the rules of a relevant and recognised stock exchange or regulatory or governmental body to which the Seller submits, whether or not the requirement for information has the force of law; or

(c)	to the extent required by any applicable laws or pursuant to an order of any court of competent jurisdiction.

22.2.5	However, any such confidential information disclosed pursuant to Clause 22.2.4 above, shall be disclosed only if the disclosing Party has first consulted and taken into account the reasonable requirements of the other Parties.

22.2.6	The restrictions contained in Clause 22.2 shall continue to apply after the Completion for a period of 7 years.

22.3	Late Payments and Default Interest

If a Party fails to pay any amount payable by it under this Agreement, it shall immediately on demand by the Party to whom the payment was due to be made, pay interest on the overdue amount from the due date up to the date of actual payment, after as well as before judgment, at the rate equal to 4 per annum above the base rate from time to time of Barclays Bank plc. Such interest shall accrue on a daily basis and be compounded monthly.

22.4	Set-Off and Gross-up

22.4.1	Save as permitted in this Agreement, a payment made under this Agreement by one Party to another shall be made gross, free of any right of counterclaim or set-off and without deduction or withholding of any kind, other than any deduction or withholding required by law.

22.4.2	If a Party (the payor) is required by law to make a deduction or withholding other than from a payment made by the Buyer (or the Guarantor) to the Seller in respect of the Consideration, it shall, at the same time as the payment which is the subject of the deduction or withholding is payable under this Agreement, pay to the recipient of the payment (the payee) such additional amount as shall be required to ensure that the net amount received by the payee under this Agreement will equal the full amount which would have been received by it had no such deduction or withholding been required to be made (save for payments made under Clause 9.10, to which the provisions of Clause 9.10 will apply).

22.4.3	If any payment, other than a payment made by the Buyer (or the Guarantor) to the Seller in respect of the Consideration, made by a payor under this Agreement shall be subject to Tax in the hands of the payee, the payor shall pay to the payee such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount, is equal to the amount which would otherwise be payable (save for payments made under Clause 9.10, to which the provisions of Clause 9.10 will apply).

22.5	Assignments, Transfers and Subcontracting

22.5.1	Each Party is entering into this Agreement for its own benefit and not for the benefit of another person.

22.5.2	Except as provided in Clauses 22.5.4 and 22.5.5, a Party shall not assign, transfer, create any Encumbrance in or over, or deal in any other manner (or purport to do any of these things) with this Agreement or a right or obligation under this Agreement without having first obtained the other Parties consent in writing.

22.5.3	If a Party purports to assign, transfer, create any Encumbrance in or over, or deal in any other manner with this Agreement or a right or obligation under this Agreement in breach of Clause 22.5.2, then the Parties agree that no trust (constructive or otherwise) shall arise as a consequence and the assignor shall not be deemed to hold the benefit of this Agreement, or any right under this Agreement, for the purported assignee, transferee or any other person as a result.

22.5.4	A Party shall be entitled to assign its rights under this Agreement to any of its Affiliates provided that:

(a)	the assignment shall be without cost to the other Parties and shall not in any way operate so as to increase the liability or reduce the rights of any of the Parties under this Agreement;

(b)	as between the other Parties may nevertheless enforce this Agreement against the original Party to this Agreement as if the assignment had not occurred;

(c)	the relevant Party shall procure that any such Affiliate to whom it assigns any of its rights under this Agreement shall assign such rights back to the original Party immediately prior to it ceasing to be an Affiliate.

22.5.5	This Agreement shall be binding upon, and enure to the benefit of, the Parties and their respective successors and their permitted assignees. Subject to and upon any succession or assignment permitted by this Agreement, any successor or permitted assignee shall in its own right be able to enforce any term of this Agreement in accordance with its terms as if it were in all respects a Party, but until such time, any such successor or permitted assignee shall have no rights whether as a third party or otherwise.

22.6	Further Assurance

22.6.1	Each Party shall promptly at its own cost do and execute, or arrange for the doing and executing of, each necessary act, document and thing and as may be reasonably requested of it by any other Party by notice to implement this Agreement.

22.7	Costs

Except where this Agreement or any document referred to in it provides otherwise, each Party shall pay its own costs relating to the negotiation, preparation, execution and implementation by it of this Agreement and of each document referred to in it.

22.8	Amendments

This Agreement and the documents in the Agreed Form may not be amended except by written agreement between the Seller, the Buyer and the Members’ Representatives and no other purported amendment shall be effective.

22.9	No Waiver

22.9.1	No waiver by any Party of any default by another Party in the performance of any of the provisions of this Agreement shall:

(a)	operate or be construed as a waiver of any other or further default whether of a like or different character; or

(b)	be effective unless in writing duly executed by a duly authorised representative of such Party.

22.9.2	Neither the failure by any Party to insist on any occasion upon the performance of the terms, conditions, and provisions of this Agreement, nor time granted by one Party to another shall act as a waiver of such breach or acceptance of any variation or the relinquishment of any such right or any other right under this Agreement, which shall remain in full force and effect.

22.10	Language

22.10.1	The language of this Agreement is English and all documents, notices, waivers and all other written communication or otherwise between the Parties in connection with this Agreement shall be in English.

22.10.2	If this Agreement is translated into another language, the English language text shall prevail.

22.11	Entirety

22.11.1	This Agreement and the documents in the Agreed Form are intended by the Parties as the final expression of their agreement and are intended also as a complete and exclusive statement of the terms of that agreement.

22.11.2	All prior written or oral understandings, offers or other communications of every kind pertaining to this Agreement are abrogated and withdrawn.

22.11.3	Each Party:

(a)	acknowledges that in agreeing to enter into this Agreement and the documents in the Agreed Form it has not relied on any express or implied representation, warranty, collateral contract or other assurance made by or on behalf of any other Party before the entering into of this Agreement;

(b)	waives all rights and remedies which, but for this subclause, might otherwise be available to it in respect of any such express or implied representation, warranty, collateral contract or other assurance; and

(c)	acknowledges and agrees that no such express or implied representation, warranty, collateral contract or other assurance may form the basis of, or be pleaded in connection with, any claim made by it under or in connection with this Agreement.

22.11.4	Nothing in this Clause 22.11 limits or excludes any liability for fraud.

22.12	Several liability

22.12.1	The liability of the Warrantors under the Warranties shall be several.

22.12.2	The liability for the Warrantors under this Agreement shall be several and shall only extend to any loss or damage arising out of each Warrantor’s own breaches.

22.12.3	The Buyer may take action against, grant time or other indulgence to, or release or compromise in whole or part the liability of, any one or more of the Warrantors (as applicable) in respect of any warranty, indemnity or other obligation under this Agreement without affecting the liability of any of the other Warrantors who are liable (whether jointly and severally or otherwise) in respect of that warranty, indemnity, representation or other obligation.

22.13	Liabilities, Rights and Remedies

22.13.1	Except where this Agreement expressly provides to the contrary, the rights and remedies contained in this Agreement are cumulative and not exclusive of rights and remedies provided by law.

22.13.2	Except to the extent they have been performed and except where this Agreement expressly provides to the contrary, the obligations (including all warranties, representations and indemnities) contained in this Agreement remain in force and effect notwithstanding Completion.

22.13.3	The Parties do not intend any term of this Agreement to be enforceable pursuant to the CRTP Act by any person who is not a Party.

22.14	Time of the Essence

Time is not of the essence in relation to any obligation under this Agreement unless:

(a)	time is expressly stated to be of the essence in relation to that obligation; or

(b)	another party fails to perform an obligation by the time specified in this Agreement and the other party serves a notice on the defaulting party requiring it to perform the obligation by a specified time and stating that time is of the essence in relation to that obligation.

22.15	Severance

22.15.1	If any provision of this Agreement is held by any court or administrative body of competent jurisdiction to be illegal or unenforceable, wholly or partly, under any applicable Law, such provision, or, as the case may be, part of such provision, shall to that extent be deemed not to form part of this Agreement. The enforceability of the remainder of this Agreement, however, shall not be affected.

22.15.2	If any provision of this Agreement is held by any court or administrative body of competent jurisdiction to be illegal or unenforceable, wholly or partly, under any applicable Law, but would be legal or enforceable if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it legal and enforceable.

22.16	Notices

22.16.1	Save as otherwise provided in this Agreement, all notices which are required or permitted under this Agreement shall be:

(a)	in writing;

(b)	in the English language; and

(c)	delivered personally or sent by pre-paid recorded delivery (or international courier if overseas) or email, addressed as follows:

If to the Seller:
Address:	30th Floor, The Leadenhall Building, 122 Leadenhall Street, London EC3V 4ABRPC TYCHE LLP
Attention:	Alun Marriott
Email:	[Redacted]
With a copy to (not constituting notice):	William Samengo-Turner (Email: William.Samengo-Turner@AllenOvery.com)

If to the Members’ Representatives:
Address	30th Floor, The Leadenhall Building, 122 Leadenhall Street, London EC3V 4ABRPC TYCHE LLP
Attention:	Alun Marriott
Email:	[Redacted]
Address:	Tower Bridge House, St Katharine’s Way, London E1W 1AA

Attention:	James Miller
Email:	[Redacted]
With a copy to:	30th Floor, The Leadenhall Building, 122 Leadenhall Street, London EC3V 4ABRPC TYCHE LLP

If to the Buyer or the Guarantor:	QOMPLX Limited
Address	Clarendon House, 52 Cornmarket Street, Oxford, United Kingdom, OX1 3HJ
Attention:	Jason Crabtree
Email:	[Redacted]
With a copy to (not constituting notice)::	Marcus Young (myoung@kslaw.com)

22.16.2	In the absence of evidence of earlier receipt, and subject to Clauses 22.16.3 and 22.16.4, a notice or other communication shall be deemed given and received:

(a)	if delivered personally, when left at the address referred to above;

(b)	if sent by pre-paid recorded delivery or international courier, at the time of delivery; and

(c)	if sent by email, upon delivery to the recipient’s server provided that no notice of non-delivery was received by the sender from the intended recipient’s server.

22.16.3	If receipt or deemed receipt of a notice or other communication occurs before 9 am (in the country of receipt) on a Business Day, the notice or other communication shall be deemed to have been received at 9 am (in the country of receipt) on that Business Day, and if deemed receipt occurs after 5 pm (in the country of receipt) on a Business Day, or on a Day which is not a Business Day, the notice or other communication shall be deemed to have been received at 9 am (in the country of receipt) on the next Business Day.

22.16.4	In proving service, it shall be sufficient to prove that:

(a)	the envelope containing the notice or other communication was addressed to the address of the relevant Party set out in Clause 22.16.1 (or as otherwise notified by that Party pursuant to Clause 22.16.5) and delivered either to that address; or

(b)	the notice or other communication was transmitted in full by email to the email address of the relevant Party set out in Clause 22.16.1 (or as otherwise notified by that Party pursuant to Clause 22.16.5) and there was no apparent error in the operation of the systems and no notice of non-delivery was received by the sender from the intended recipient’s server.

22.16.5	A Party may by notice of at least five Business Days to the other Parties change the address or facsimile number to which such notices and communications to it are to be delivered.

22.17	Execution

22.17.1	To facilitate execution, this Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original, but all the counterparts together constitute the same document. It shall not be necessary that the signature of, or on behalf of, each Party appears on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each Party appears on one or more of the counterparts. Facsimile signatures or signatures sent by e-mail attachment or any other means of Electronic Communications shall be valid and binding to the same extent as original signatures.

Schedule 1

MEMBERS

Schedule 2

TAX ALLOCATION

Schedule 3

COMPLETION OBLIGATIONS

Schedule 4

SELLER WARRANTIES

Schedule 5

LIMITATIONS ON LIABILITY

Schedule 6

LISTED EMPLOYEES

Schedule 7

BUSINESS INTELLECTUAL PROPERTY RIGHTS

Schedule 8

TAX COVENANT

Schedule 9

INDEPENDENT ACCOUNTANTS

APPENDIX

SELLER’S TAX CALCULATION

EXECUTED AND DELIVERED AS A DEED by the Parties on the date stated above:

SIGNED and DELIVERED as a deed by

QOMPLX, Inc a company incorporated in the United States, and signed on its behalf by a person who, in accordance with the laws of that territory, is acting under the authority of such company:

) )	/s/ Jason Crabtree /s/ John Ferrari

SIGNED and DELIVERED as a deed by QOMPLX Limited, acting by a duly authorised director in the presence of:	) )	/s/ Alastair Speare-Cole

Witness's Signature:	/s/ Jessica Speare-Cole

Name: Alastair Speare-Cole Address: [Redacted] Occupation: Wife of Signatory

SIGNED as a deed and DELIVERED by RPC TYCHE LLP acting by Alun Marriott, a member in the presence of:	) )	/s/ Alun Marriott Member

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewar

Address:	[Redacted]

SIGNED as a deed and DELIVERED by MARRIOTT SINCLAIR LLP acting by Alun Marriott, a member in the presence of:	) )	/s/ Alun Marriott Member

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed and DELIVERED by REYNOLDS PORTER CHAMBERLAIN LLP acting by James Miller, a member, and Tim Anderson, a member	) ) )
/s/ James Miller Member /s/ Tim Anderson Member

SIGNED as a deed by JONATHAN BROUGHTON	)	JONATHAN
acting by his/her attorney	)	BROUGHTON acting by
Alun Marriott in the presence of:	)	his attorney

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by CHRISTOPHER LINLEY	)	CHRISTOPHER
acting by his/her attorney	)	LINLEY acting by his
Alun Marriott in the presence of:	)	attorney

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by ANTHONY LOVICK	)	ANTHONY
acting by his/her attorney	)	LOVICK acting by his
Alun Marriott in the presence of:	)	attorney

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by SAMUEL WORTHINGTON	)	SAMUEL
acting by his/her attorney	)	WORTHINGTON
Alun Marriott in the presence of:	)	acting by his attorney

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by SIMON MARTIN	)	SIMON MARTIN
acting by his/her attorney	)	acting by his attorney
Alun Marriott in the presence of:	)

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by MATTHEW COCKE	)	MATTHEW COCKE
acting by his/her attorney	)	acting by his attorney
Alun Marriott in the presence of:	)

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by JOHN ROWLAND	)	JOHN ROWLAND
acting by his/her attorney	)	acting by his attorney
Alun Marriott in the presence of:	)

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by SAMUEL HOLLOWAY	)	SAMUEL HOLLOWAY
acting by his/her attorney	)	acting by his attorney
Alun Marriott in the presence of:	)

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by PIERRE- ALEXIS PASQUET	)	PIERRE-ALEXIS
acting by his/her attorney	)	PASQUET acting by
Alun Marriott in the presence of:	)	his attorney

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by MICHAEL BAILEY	)	MICHAEL BAILEY
acting by his/her attorney	)	acting by his attorney
Alun Marriott in the presence of:	)

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by ADRIEN DE NAZELLE	)	ADRIEN DE
acting by his/her attorney	)	NAZELLE acting by
Alun Marriott in the presence of:	)	his attorney

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by MATTHEW FREESTONE	)	MATTHEW
acting by his/her attorney	)	FREESTONE acting
Alun Marriott in the presence of:	)	by his attorney

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by PETER MARRIOTT	)	PETER MARRIOTT
acting by his/her attorney	)	acting by his attorney
Alun Marriott in the presence of:	)

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]

SIGNED as a deed by QUEST CONSULTING (LONDON) LIMITED		QUEST CONSULTING (LONDON) LIMITED
acting by its attorney	)	acting by his attorney
Alun Marriott in the presence of:	)

/s/ Alum Marriot

Witness's Signature:	/s/ Adrienne Stewart

Name:	Adrienne Stewart

Address:	[Redacted]